Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Consent Revocation Statement—Subject to Completion, Dated January 21, 2014

COMMONWEALTH REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458

CONSENT REVOCATION STATEMENT
OF THE BOARD OF TRUSTEES OF COMMONWEALTH REIT
IN OPPOSITION TO A CONSENT SOLICITATION BY CORVEX MANAGEMENT LP
AND RELATED FUND MANAGEMENT, LLC
                    , 2014

        This consent revocation statement and the enclosed WHITE Consent Revocation Card are furnished by the Board of Trustees (the "Board") of CommonWealth REIT, a Maryland real estate investment trust (the "Company," "CommonWealth," "we," "us" and "our"), to the holders of the Company's common shares of beneficial interest (the "Common Shares"), in connection with the Board's opposition to the solicitation by Related Fund Management, LLC ("Related") and Corvex Management LP ("Corvex," and together with Related, "Related/Corvex") of shareholder consents to remove, without cause, all of the members of the Board (the "Trustees"). This consent revocation statement and card are first being mailed to shareholders on or about                    , 2014.

        Related/Corvex announced their consent solicitation following an arbitration panel's determination that Related/Corvex's prior attempted consent solicitation to remove our entire Board, without cause, was invalid. Related/Corvex are asking you to turn over control of the Company to a new Board of Trustees which may be controlled by Related/Corvex's handpicked nominees and whose election will not provide you with any control premium. We believe that this is part of Related/Corvex's plan to attempt to disrupt our business for their own short-term gain.

        We are taking this opportunity to remind our shareholders that the Board has evaluated the limited information that Related/Corvex have made available about their plan for the Company and concluded that it is clearly not in the Company's or our shareholders' best interests. Since Related/Corvex first approached CommonWealth, the Board has worked diligently to understand the views of our shareholders, accelerated the Company's value-enhancing business plan and made meaningful governance and management compensation changes directly in response to shareholder suggestions. These steps are part of our efforts intended to increase shareholder value. In our view, support for the Related/Corvex removal proposal will derail this process and turn control of the Company over to an untested slate of trustees who have not presented you with a definitive plan for success.

        Related/Corvex advocate that the Board take action to internalize the Company's management or sell the Company, including selling the Company to Related/Corvex. Related/Corvex have not provided any estimate of the initial or continuing costs to internalize the Company's management or presented a fully financed offer to buy the Company which is actionable by you or the Company, or even committed to do so. The removal action sought by Related/Corvex may be a first step in a sale of the Company or some of its assets to Related/Corvex or others at a price and on terms that do not reflect the long-term value of the Company. In our view, now is not the time to disrupt the execution of the Company's strategic plan. Under the current Board and management team, CommonWealth is realizing the benefits of its business plan and demonstrating that the current leadership team has positioned the Company to deliver long term value for the benefit of all shareholders.

        Support for the Related/Corvex effort would be a disruptive and value destructive exercise, in our view. The CommonWealth Board and management team have listened to shareholder feedback and are responding. The Board is effecting meaningful governance changes, including:

  ✓
  adding additional Independent Trustees;

  ✓
  appointing a Lead Independent Trustee;

  ✓
  declassifying the Board; and

  ✓
  streamlining the shareholder Trustee nomination and proposal process for our annual meetings.

        The Board has also recently restructured the management fees payable to our manager to further align management's financial incentives with the returns realized by our shareholders and eliminated the so-called "dead hand" provisions in our shareholder rights plan.

        We believe that Related/Corvex and their affiliates have a poor record of managing public companies and have based their campaign upon unrealistic financial projections. We also believe that, consistent with their investment mandate, Related and its nominees may seek to run CommonWealth like a distressed asset fund.

        If you have previously signed and returned the Related/Corvex gold consent card, you have the right to change your vote and revoke your consent. Whether or not you have signed the gold consent card, we urge you to mark the "YES, REVOKE MY CONSENT" box on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Please submit a WHITE Consent Revocation Card even if you have not previously submitted a consent card, as doing so will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today. Please note that in their prior invalid consent solicitation, Related/Corvex used a white card.

        The Board has unanimously determined, for the reasons specified in this consent revocation statement, that the Related/Corvex consent solicitation is not in the best interests of the Company or its shareholders. The Board urges you not to sign any gold consent card sent to you by Related/Corvex. Whether or not you have previously executed a gold consent card, the Board urges you to sign, date and deliver the enclosed WHITE Consent Revocation Card using the enclosed postage-paid envelope.

        The record date for the Related/Corvex consent solicitation is                    , 2014 (the "Record Date"). Only shareholders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Related/Corvex consent solicitation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION
MATERIALS IN OPPOSITION TO THE RELATED/CORVEX CONSENT SOLICITATION

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the Company is advising shareholders of the availability on the Internet of the Company's consent revocation materials in opposition to the Related/Corvex consent solicitation. Because the Company has elected to utilize the "full set delivery" option, the Company is delivering to all shareholders paper copies of the consent revocation materials, as well as providing access to those materials on a publicly accessible website. This consent revocation statement and Consent Revocation Card are available at http://www.cwhreit.com.

        If you have any questions about giving your consent revocation or require assistance, please call:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Shareholders Call Toll Free: (800) 276-3011
Banks and Brokers Call Collect: (203) 658-9400

iii

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        This consent revocation statement contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever we use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions, we are making forward looking statements. These forward looking statements are based upon our present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur. Forward looking statements relate to various aspects of our business, including: our plans regarding property dispositions and the repositioning of the Company's portfolio, possible disruption or harm to our business as a result of the consent solicitation and other activities by Related/Corvex or implementation of the removal action proposed by Related/Corvex and pending, threatened or future legal proceedings. Our actual results may differ materially from those contained in or implied by our forward looking statements as a result of various factors. Factors that could have a material adverse effect on our forward looking statements and upon our business, results of operations, financial condition, funds from operations, normalized funds from operations, cash available for distribution, cash flows, liquidity and prospects are contained in our filings with the SEC, including under the caption "Risk Factors" and "Warning Concerning Forward Looking Statements" in our Annual Report on Form 10-K, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or incorporated therein. Our filings with the SEC are available at the SEC's website at www.sec.gov. You should not place undue reliance upon our forward looking statements. We do not undertake any obligation to update or change any forward looking statements as a result of new information, future events or otherwise.

DESCRIPTION OF THE RELATED/CORVEX CONSENT SOLICITATION

        As set forth in the Related/Corvex solicitation statement and related materials filed with the SEC, Related/Corvex are soliciting your consents in favor of the following proposal:

  to act by written consent to remove, without cause, Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin, Frederick N. Zeytoonjian, Ronald J. Artinian and Ann Logan as Trustees of the Company and any other person or persons elected or appointed to the Board of Trustees of the Company prior to the effective time of the Related/Corvex proposal.

        Related/Corvex propose that you consent to remove, without cause, all of the members of your Board. If all members of the Board are removed, a special meeting will subsequently be called to elect replacement Trustees and the replacement Trustees elected at this special meeting may be persons supported by or who have arrangements or understandings with Related/Corvex.

        Related/Corvex advocate that the Board of Trustees take action to internalize the Company's management. Therefore, you should consider that if the removal action is approved, the Company will hire new management and its own employees and will need to purchase the necessary infrastructure to support the Company's operations. Related/Corvex have not provided any estimate of the initial or continuing costs to internalize the Company's management, but such costs would likely create a considerable financial burden on CommonWealth and our shareholders and may also result in a disruption to our business.

        You should also consider that a consent in favor of the Related/Corvex removal action may be a first step in a sale of the Company or some of our assets to Related/Corvex or others. The replacement Trustees, if elected, could facilitate the sale of the Company or some of our assets at a price and on terms that do not reflect the long-term value of the Company. In our view, now is not the time to disrupt the execution of the Company's strategic plan. Under the current Board and management team, CommonWealth is realizing the benefits of its business plan and demonstrating that the current leadership team has positioned the Company to deliver long term value for the benefit of all shareholders.

 REASONS TO REJECT THE RELATED/CORVEX REMOVAL PROPOSAL

        The Board believes, for the reasons specified below, that a wholesale removal of our current Trustees, without cause, is not in the best interest of the Company or its shareholders and would in fact bring material harm and disruption to the business and operation of the Company. The Board is committed to acting in the best interests of ALL of the Company's shareholders and believes that the Company is well positioned to execute on our business plan and enhance value for ALL of the Company's shareholders.

Support for the Related/Corvex effort would be a disruptive and value destructive exercise, in our view. The CommonWealth Board and management team continue to listen to shareholder feedback and respond.

Under the current Board and management team, the Company continues to make significant progress in the implementation of its business plan to reposition CommonWealth's portfolio towards higher quality central business district office properties to increase shareholder value.

  •
  We are implementing a business plan of repositioning the Company's portfolio towards high-quality office properties in central business district ("CBD") locations and away from suburban properties. This strategy was developed, and approved by the Board of Trustees, in response to national trends in the office leasing market. During the last several years, the performance of CBD and suburban office properties has diverged. This divergence became even more apparent following the 2007-2009 recession, as suburban office properties have, on average, faced greater challenges recovering from the recession. We believe that average vacancy rates in suburban office markets continue to exceed average vacancy rates of CBD office markets by increasing margins.

  •
  Since January 1, 2008, we have acquired approximately $3.7 billion worth of properties, and the majority of these acquisitions have been high-quality CBD office properties. During the last year, as the market for the purchase and sale of office properties has improved, we have focused more on selling non-core suburban properties and other assets than on buying new CBD properties. As a result, since the middle of 2012, we have not entered into any agreements to purchase new properties.

  •
  Since January 1, 2008, we have sold approximately $1.6 billion worth of properties, largely consisting of industrial and suburban office properties which include some of our most challenged or lowest performing properties. During the fourth quarter of 2012 and the third quarter of 2013, the Board approved plans to sell 85 non-core properties (204 buildings), most of which are industrial and suburban office properties. Since the beginning of 2013, we have completed the sale of 38 properties (92 buildings for a combined 6.6 million square feet). As of September 30, 2013, we had 47 properties classified as held for sale with a combined 8.5 million square feet (and net book value of $527 million) being marketed for sale.

  •
  We have made substantial progress in the implementation of our business plan. During the quarter ended September 30, 2013, approximately 64% of our cash net operating income from continuing operations came from office properties located in CBD locations. We expect that our portfolio repositioning will be substantially completed during 2014.

  •
  Related/Corvex have advocated a sale of the Company to them or another purchaser. A consent in favor of the Related/Corvex removal action may be a first step in a sale of the Company or our assets to Related/Corvex or their affiliates because replacement Trustees may initiate such actions. The Board believes that a sale of the Company or other similar transaction at this time will not reflect the long-term value of the Company. Replacement Trustees may facilitate the sale of the Company or some of our assets to Related/Corvex. The Board believes that the Company is realizing the benefits of the repositioning of the Company's portfolio towards high-quality CBD office properties and away from suburban properties, and that Related/Corvex are attempting to seize control of CommonWealth before these benefits are realized for all shareholders.

You do not need to support Related/Corvex's disruptive removal proposal for change to occur at the Company. Following meetings with shareholders, the Board recently announced the restructuring of our business management agreement with our manager, Reit Management & Research LLC ("RMR"), and significant governance changes that directly address shareholder feedback.

  •
  Restructuring of Business Management Agreement.  To further align management's financial incentives with the returns realized by our common shareholders, we have entered into an amended and restated business management agreement with RMR which includes the following changes beginning January 1, 2014:

  °
  Base Fee:

  /*/
  The base business management fee we pay to RMR will be calculated on the basis of the lower of: (i) historical cost of the Company's real estate assets or (ii) the Company's total market capitalization, which includes the market value of our Common Shares, plus the liquidation preference of our preferred shares and the principal amount of our outstanding debt. As a result, the base business management fees we pay to RMR may decline when the market value of our Common Shares declines.

  /*/
  Ten percent (10%) of the base business management fee we pay to RMR will be paid in Common Shares. As a result, we expect management's Common Share ownership will increase over time.

  °
  Incentive Fee:

  /*/
  The annual incentive fee which may be earned by RMR will be calculated based upon total return per share (i.e., dividends and share price changes) realized by the Company's common shareholders in comparison to the total return of the SNL U.S. REIT Office Index (the "Benchmark"). The incentive fee formula will be based on the amount of outperformance, if any, realized by the Company's common shareholders during the measurement periods compared to the Benchmark, multiplied by a 12% participation rate. For example, if the Company's common shareholders' total return is 10% during the measurement period and the Benchmark's total return is 5% during that same period, the incentive fee will be 12% of the 5% of total outperformance realized by the Company's common shareholders.

  /*/
  The measurement period for the new incentive fee will be a rolling, cumulative three year period starting January 1, 2014. In other words, the incentive fee payable at the end of 2016 will be based upon the outperformance, if any, realized by the Company's common shareholders compared to the Benchmark cumulatively during 2014, 2015 and 2016; the incentive fee payable at the end of the 2017 would be based upon the cumulative outperformance, if any, realized in 2015, 2016 and 2017; etc. Also, because it will take three years for the new incentive fee formula to become fully effective, a one year interim fee may be paid at the end of 2014 and a two year cumulative interim fee may be paid at the end of 2015 based on outperforming the pro-rata hurdles in each of those periods.

  /*/
  No incentive fee will be payable by the Company in the event the total return realized during any measurement period is negative, even if the total return realized by the Company's common shareholders exceeds the Benchmark. Also, the incentive fee formula includes a "high performance modifier" so that, within specific parameters, if the total return realized by the Company's common shareholders over a three year period exceeds 36%, an adjusted incentive fee may be paid.

      /*/
      The incentive fee will be paid in Common Shares. The annual payment of the incentive fee will be limited, or capped, at 1.5% of the number of Common Shares outstanding at the end of each measurement period. Common Shares issued for payment of the incentive fees will vest over a multi-year period and the shares will be subject to "claw back" in the event of subsequent financial restatements.

    °
    Eliminated Management Agreement Related Party Right of First Offer:

    /*/
    The amended and restated business management agreement also eliminated the historical "right of first offer" for property dispositions among the Company and the other REITs to which RMR provides management services.

  •
  Additional Independent Trustees.  In September 2013, the Nominating and Governance Committee of the Board retained the services of an independent executive search firm to help identify potential Independent Trustee candidates. On January 6, 2014, the Company announced that the Board had increased its size from five to seven members and added two new Independent Trustees, Ms. Ann Logan and Mr. Ronald Artinian, who were identified by the executive search firm. The Board is committed to increasing the ratio of Independent Trustees to total Trustees on the Board to at least 75%. On January 6, 2014, the Nominating and Governance Committee of the Board extended an invitation to Mr. Keith Meister, Managing Partner of Corvex, to join the Board as an Independent Trustee, which he effectively rejected on January 16, 2014. Accordingly, the Nominating and Governance Committee will continue to work with the executive search firm to help identify additional potential Independent Trustee candidates. In addition, the Board has received and will continue to take into account important input from our shareholders regarding Board candidate qualifications and identification.

  •
  Lead Independent Trustee.  The Board expects that the Independent Trustees will designate a Lead Independent Trustee once the ratio of Independent Trustees to total Trustees reaches at least 75%. We expect the Lead Independent Trustee would be appointed annually by the Independent Trustees and have robust responsibilities, including, but not limited to, approving meeting agendas for the Board and the authority to call meetings of the Independent Trustees.

  •
  Recommending Annual Election of All Trustees.  On December 22, 2013, the Board approved an amendment to the Company's Declaration of Trust to declassify the Board and elected that the Board not be staggered pursuant to Section 3-803 of the Maryland Unsolicited Takeovers Act (the "Unsolicited Takeovers Act"). The amendment to declassify the Board will be presented to the Company's shareholders for approval at the Company's 2014 annual meeting. If this amendment is approved by our shareholders, commencing with the 2014 annual meeting, the Trustees whose terms expire at an annual meeting will stand for election at the meeting for one-year terms and all Trustees will stand for election at the 2016 annual meeting, and thereafter, for one year terms. For more information on Section 3-803 of the Unsolicited Takeovers Act, please see "Board of Trustees" in Annex III to this consent revocation statement.

  •
  Recommending Changing the Voting Standard for Contested Elections.  On December 22, 2013, the Board also approved an amendment to the Company's Declaration of Trust to provide that the vote required to elect Trustees in a contested election is a plurality of votes cast. This amendment will be presented to the Company's shareholders for approval at the Company's 2014 annual meeting.

  •
  Deleted the Dead Hand Provisions and Determined to Accelerate Termination of the Poison Pill.  On December 22, 2013, the Board approved amending the Company's shareholders' rights plan, or poison pill, to eliminate the so called "dead-hand" provisions which had provided that only the current Trustees (or persons they recommend or approve for election as Trustees) may redeem rights issued under the plan following a triggering event. The Board has also determined to accelerate the expiration of the shareholders' rights plan, which currently is set to expire on October 17, 2014, to a date soon after resolution of the pending disputes with Related/Corvex.

  •
  Amended the Company's Bylaws.  On December 22, 2013, the Board adopted amended and restated Bylaws to, among other things, reduce the advance notice share ownership requirements for shareholder nominations of individuals for election as Trustees and streamline the advance notice informational requirements for shareholder nominations and proposals of other business.

  •
  Adopted Minimum Share Ownership Policy for Board Members.  On January 6, 2014, the Company also announced that the Board had approved changes to our Governance Guidelines to provide for minimum share ownership by Board members of at least 20,000 Common Shares.

  •
  Additional changes may also be implemented, and we continue to seek feedback through dialogue with our shareholders.

  These changes demonstrate the Board's commitment to enhance governance and respond directly to our shareholders, while allowing the Company's shareholders to continue receiving high quality management services at or below average costs. The Board and management continue to listen to shareholder feedback and respond.

Related/Corvex are asking you to remove experienced Trustees who are acting in the best interest of the Company and its shareholders.

  •
  Most of the Trustees have significant experience managing CommonWealth and a unique knowledge of our portfolio, our tenants, our business partners and the markets in which we operate. Under their stewardship, the Company has acquired a valuable portfolio of properties that Related/Corvex now seek to control.

  •
  The Trustees have been responsive to shareholder suggestions. Following Related/Corvex's prior, invalid consent solicitation, the Trustees engaged with many of CommonWealth's shareholders to gather feedback on the Company's governance and management compensation. Following these meetings, the Board approved, has implemented and continues to pursue meaningful changes to our governance and management's compensation as discussed herein.

  •
  Related/Corvex's attempt to remove not only the current Board, but also any new trustees the Board may appoint, demonstrates that Related/Corvex only want control of the Company and do not care about the identity or quality of the Board, in our view.

The Related/Corvex consent solicitation seeks to remove an experienced manager who is acting in the best interests of the Company and its shareholders and to replace the manager with unknown and untested management.

  •
  Related/Corvex have advocated that the Board take action to internalize the Company's management. A consent in favor of the removal action proposed by Related/Corvex should be expected to result in termination of our business and property management agreements with our manager and the loss of the services provided to us by RMR. We have no employees of our own. All of the personnel and services that we require to operate our business are provided to us under our business and property management agreements with RMR. None of our executive officers has an employment agreement with us or is paid their salaries or cash bonuses by us. Internalization of management of the Company will require that the Company hire new management and its own employees and purchase the necessary infrastructure to support the Company's operations. Related/Corvex are asking you to make fundamental changes in the management of the Company without identifying a new, complete management team, explaining their internalization plans or providing any estimate of the initial or continuing costs to internalize the Company's management. Related/Corvex have put forward only potential interim solutions to the management gap without even disclosing the cost to the Company of those interim solutions or the nature of their agreements with those service providers. Without an experienced and knowledgeable management team, the Company's value may be materially diminished.

  •
  RMR has a long history of successful management of publicly traded real estate companies. RMR oversees a large portfolio of publicly owned real estate, including approximately 1,700 properties throughout North America and Australia. In combination, the companies managed by RMR generated over $12 billion in annual revenues and employed over 50,000 people as of September 30, 2013. RMR directly employs more than 860 professionals in its headquarters in Newton, MA and in over 20 regional offices. We benefit from economies of scale by hiring RMR to manage our geographically diverse portfolio of properties, resulting in a level of management costs for the Company that is consistently at or below the median for our peer group. We also believe that our relationship with RMR provides us with competitive advantages in operating and growing our business. There can be no guarantee that any replacement manager(s) or internal management structure will be as successful as RMR in managing the Company's affairs.

  •
  Related/Corvex have represented in publicly filed investor presentations that they estimate, if shareholders remove the Trustees, the Company will have annual savings of $22.0 million in business and property management costs. Related/Corvex provide no support for such savings. Indeed, we believe it is much more likely that the Company would incur significant disruption and increased costs to replace the services and infrastructure provided to the Company by RMR with its own or those of another manager.

  •
  We believe that, consistent with their investment mandate, Related and its nominees may seek to run the Company like a distressed asset fund, not a stable portfolio of high-quality Class A, CBD assets. Related's Common Shares are held through its affiliate, Related Real Estate Recovery Fund, L.P., a fund which Related has publicly described as a "distressed real estate fund" which aims to invest in "properties that require significant repositioning." Based on this investment mandate, and Related/Corvex's previous investor presentations, we believe Related's business plan for the Company contemplates the sale of some of our best performing Class A, CBD assets that produce stable returns for our investors and significant investment in underperforming properties that we have designated as discontinued operations and believe to be riskier investments. In our view, this plan would fundamentally change the Company's risk profile and may impact the Company's ability to pay dividends.

We believe that Related/Corvex and their affiliates have a poor record of managing public companies and should not be considered credible candidates to manage CommonWealth.

  •
  Jeff Blau, the principal of Related, is also the CEO of The Related Companies, L.P., a real estate developer based in New York (the "Related Companies"). Mr. Blau previously served simultaneously as an officer of the Related Companies and as Chairman, CEO and a Trustee of American Mortgage Acceptance Company ("AMAC"), a publicly owned mortgage REIT. During Mr. Blau's tenure at AMAC, AMAC funded loans to affiliates of the Related Companies, including two large subordinated loans to development projects in Aspen, CO and Phoenix, AZ which subsequently defaulted and became worthless. Despite that these large loans were made to an affiliate of the Related Companies and Mr. Blau while he was a trustee of AMAC, AMAC never filed documentation for these loans with the SEC. Shortly thereafter, AMAC ceased operations and filed for bankruptcy; however, the Related Companies' affiliates received the benefit of the funding.

  •
  Jeff Blau and Stephen Ross, the Chairman of the Related Companies, also served simultaneously as officers of the Related Companies and as Managing Trustees on the board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Company, or "CharterMac"), a publicly owned real estate finance company. CharterMac also provided financing directly and indirectly to affiliates of the Related Companies. CharterMac internalized its management in November 2003 by purchasing, for aggregate consideration of $338 million, a management company majority owned by the Related Companies. During Mr. Blau's and Mr. Ross's combined tenure at CharterMac from 2003 until they departed that board in 2009, the total returns realized by public shareholders was a loss of approximately 97.7%. Also during their tenure on the Board, the New York Stock Exchange ("NYSE") delisted CharterMac for failure to meet NYSE listing standards.

  •
  Keith Meister, the founder and Managing Partner of Corvex, has an equally troubling history with publicly-traded real estate companies. In January 2007, for example, Mr. Meister and his former employer, Icahn Group, acquired a 14.6% ownership in WCI Communities, Inc. ("WCI"), a publicly owned real estate development company in January 2007. Similarly, Mr. Meister and his colleagues criticized WCI management and stated that Icahn Group's goal was to change management and enhance shareholder value. In March 2007, Mr. Meister and his colleagues launched a tender offer for WCI at $22.00 per share. The tender offer was subsequently withdrawn and Mr. Meister began a proxy contest for control of WCI. By August 2007, Mr. Meister and his colleagues were elected to the WCI Board and assumed effective control of WCI. Within approximately one year after Mr. Meister was elected to the WCI Board, WCI filed for bankruptcy and all WCI shareholder value was lost.

Related/Corvex's actions in connection with their prior, invalid consent solicitation demonstrate that Related/Corvex will relentlessly pursue their own agenda, including ignoring rules inconvenient to their objectives and threatening third parties that do business with us, regardless of the long-term cost to the Company and its shareholders, in our view.

  •
  Related/Corvex ignored provisions of our governing documents which were not convenient to their agenda and barreled ahead with an invalid consent solicitation based on their own made-up rules, as if they were in control of the Company. Then, before receiving a ruling on the validity of that consent solicitation from the arbitration panel, Related/Corvex issued a press release unilaterally and wrongly proclaiming that the Trustees had been removed and making the following warning:

      "We advise third parties that do business with CommonWealth that we reserve the right to challenge any corporate action that may be taken by these former trustees on or after today as invalid."

    Despite having publicly warned shareholders and others that the Board had no corporate authority as of June 21, 2013, Related/Corvex hypocritically continued to accept dividends declared by the Board. We believe these actions demonstrate that Related/Corvex are not acting in the best interests of the Company or its shareholders and underscore their intention to disrupt CommonWealth's business.

Related/Corvex dangled the prospect of a potential offer which never materialized. We believe, Related/Corvex are continuing their efforts to disrupt our business and seize control of CommonWealth by removing the Trustees, without cause, through this consent solicitation, for their own short-term gain and without committing to pay you a control premium for your Common Shares.

  •
  It has been many months since Related/Corvex published "open" letters purporting to offer to acquire the Company for a premium. However, Related/Corvex have never presented a bona fide, fully financed offer for the Company which is actionable by you or the Company, or even committed to do so. Related/Corvex dangled the prospect of a potential offer which never materialized. This consent solicitation is a continuation by Related/Corvex of their effort to acquire control of CommonWealth without committing to pay you a control premium for your Common Shares and disrupt our business for their own short-term gain, in our view.

Related/Corvex are asking you to leave the Company without any Trustees in the near term.

  •
  By pursuing the removal of all of the Trustees without cause through a consent solicitation, Related/Corvex are asking you to leave the Company without any Trustees to manage our business and affairs until a special meeting is held after the removal action is effective and replacement Trustees are elected and qualified at such meeting.

  •
  Related/Corvex are asking you to remove all the Trustees without cause and without any certainty as to who will govern the Company or manage our properties after the Trustees are removed. Significant uncertainty about the future of the governance and management of the Company may result in material harm to the Company. For example, it may affect the decision of our existing or prospective tenants to renew or enter into leases with us, the willingness of lenders to continue to lend money to us or to waive any events of default resulting from the Related/Corvex consent solicitation, our ability to pay distributions on our common and preferred shares and the amount of any such distributions, our ability to invest in our properties and fund acquisitions and the credit rating of our senior notes and preferred equity.

The removal of the Trustees as a result of the Related/Corvex consent solicitation or the termination of our management agreements with RMR, will each constitute a "change of control" under certain of our credit and other material agreements and preferred equity, which may give rise to acceleration, termination or other creditor rights and restrict our ability to pay dividends and continue to borrow.

  •
  The removal of all the Trustees as a result of the Related/Corvex consent solicitation or the termination of our management agreements with RMR would each constitute an "event of default" under the Company's revolving credit facility agreement and term loan agreement and may constitute an "event of default" under certain mortgage loan agreements with respect to our properties, which may restrict our ability to pay dividends or make further borrowings under our revolving credit facility and may result in lenders demanding immediate payment.

  •
  Related/Corvex have stated in their solicitation materials that in the event the Board is removed as a result of the Related/Corvex consent solicitation, they will offer to buy 51% of the debt outstanding under our revolving credit facility and term loan agreements at par value to prevent the acceleration of such loans. However, the waiver of a default under our revolving credit facility and term loan agreements requires the approval of two-thirds of our lenders by amount. No lender can evaluate or approve an unarticulated business plan to be implemented by an unidentified management team and approved and overseen by an undetermined Board. We can provide no assurance that in the event all of the Trustees are removed as a result of the Related/Corvex consent solicitation, Related/Corvex will be successful in buying any of our outstanding debts or credit commitments, preventing any acceleration of these loans or procuring waivers of any default that may be required for the Company to continue to pay dividends or other distributions.

  •
  The removal of the Trustees as a result of the Related/Corvex consent solicitation would constitute a "fundamental change" under the terms of our 6 1/2% Series D Cumulative Convertible Shares of Beneficial Interest (the "Series D Preferred Shares"), triggering the right of holders to convert their Series D Preferred Shares into Common Shares at a conversion rate that is more favorable for such holders than the current prevailing conversion rate, unless we exercise our right to repurchase such shares for cash. As of September 30, 2013, the redemption cost for our outstanding Series D Preferred Shares was approximately $380 million in aggregate plus accrued and unpaid distributions.

        For more information on the consequences of a "change of control" on certain of our material agreements, please see "Certain Agreements" in this consent revocation statement.

If the removal action proposed by Related/Corvex succeeds, we may be in violation of federal securities laws and the listing requirements of the NYSE.

  •
  If the removal action proposed by Related/Corvex succeeds and we are left without any Trustees, or if our business and property management agreements with RMR are terminated, it may be difficult for us to comply with federal securities laws, including our obligation to file periodic reports and maintain effective internal control over financial reporting and disclosure controls and procedures, which may affect our liquidity.

  •
  If the removal action proposed by Related/Corvex succeeds and we are left without any Trustees, we will be in violation of the rules and regulations of the SEC requiring that we have an independent Audit Committee and certain NYSE continued listing requirements, which may result in the SEC or NYSE taking enforcement action against us, including action by the NYSE to delist our Common Shares and other publicly traded securities.

The Board does not believe that issues such as Board representation and composition should be addressed through written consents solicited by Related/Corvex who have interests that may be different from our other shareholders.

        The Board urges you to rely upon your independent Nominating and Governance Committee and the process outlined in "Shareholder Nominations and Other Proposals" in Annex III to this consent revocation statement for shareholder nominations and election of Trustees at our 2014 annual meeting, which is to be held on June 13, 2014.

We urge shareholders to reject the Related/Corvex consent solicitation and revoke any consent previously submitted.

Do not delay. In order to help ensure that our current Board may continue to act in your and the Company's best interests, please sign, date and return the enclosed WHITE Consent Revocation Card using the enclosed postage-paid envelope as promptly as possible whether or not you have signed the gold consent card from Related/Corvex.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Q:
Who is making this solicitation?

A:
The Company's Board of Trustees.

Q:
What are we asking you to do?

A:
We are asking you to revoke any consent on the Related/Corvex gold consent card that you may have delivered in favor of the proposal described in the Related/Corvex consent solicitation. Even if you have not submitted a consent card, we urge you to submit a WHITE Consent Revocation Card today so we may better keep track of the consent solicitation process.

Q:
What does the Board recommend?

A:
The Board strongly believes that the solicitation being undertaken by Related/Corvex is not in the best interests of the Company or its shareholders for the reasons described above. The Board unanimously opposes the solicitation by Related/Corvex and urges shareholders to reject the solicitation and revoke any consent previously submitted.

Q:
What is the effect of delivering a WHITE Consent Revocation Card?

A:
By marking the "YES, REVOKE MY CONSENT" box on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Related/Corvex. Even if you have not submitted a consent card, we urge you to submit a WHITE Consent Revocation Card as described above, as it will help us keep track of the progress of the consent process.

Q:
If I have already delivered a consent, is it too late for me to change my mind?

A:
No. The requisite number of duly executed, unrevoked consents must be delivered to the Company within 30 days of the record date and the Company has five business days to inspect them and declare the results effective. You have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the next question.

Q:
What should I do to revoke my consent?

A:
Mark the "YES, REVOKE MY CONSENT" box next to the proposal listed on the WHITE Consent Revocation Card. Then, sign and date the enclosed WHITE Consent Revocation Card and return it TODAY or as soon as possible in the postage-paid envelope provided. It is important that you date the WHITE Consent Revocation Card when you sign it.

Q:
What happens if I do nothing?

A:
You are not required to execute and send in any gold consent card that Related/Corvex sends you. However, if you do not do so, you will effectively be voting AGAINST the removal action proposed by Related/Corvex. If you have validly executed and delivered a consent that Related/Corvex sent you, doing nothing further will mean that you have consented to the removal action proposed by Related/Corvex. If you have executed and delivered a consent that Related/Corvex sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the WHITE Consent Revocation Card.

Q:
Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the removal action proposed by Related/Corvex?

A:
Only shareholders of record as of the close of business on the Record Date,                    , 2014, may execute, withhold or revoke consents with respect to the removal action proposed by Related/Corvex. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, to revoke your consent you will need to provide instructions to your broker, bank, nominee or other institution to execute the WHITE Consent Revocation Card on your behalf.

Q:
When should I return my Consent Revocation Card?

A:
In order for the removal action proposed by Related/Corvex to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of the Company's Common Shares within 30 days after the Record Date, or on or before                    , 2014. We urge you to promptly return the WHITE Consent Revocation Card.

Q:
Who should I call if I have questions about the solicitation?

A:
If you have any questions regarding this consent revocation statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Morrow & Co.,  LLC ("Morrow"), the firm assisting in soliciting the revocation of consents, toll free, at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

BACKGROUND OF THE RELATED/CORVEX CONSENT SOLICITATION

        In late 2012 and early 2013, the Board of Trustees became concerned that the Company's unsecured senior indebtedness would lose its investment grade rating by mid-2013 if the Company failed to improve its debt to equity and fixed charges coverage ratios and began considering raising a significant amount of equity to repay debt in order to improve these ratios.

        On February 23, 2013, the Board met to review the Company's 2012 year-end financial results and discuss the potential risks and benefits of an equity offering. Following a consideration of the risks that would be associated with the Company's failure to raise equity capital at that time, including a likely downgrade of the Company's debt ratings, the Board determined to proceed with an equity offering and debt tender offer.

        On February 25, 2013, the Company publicly announced and commenced (1) a public offering (the "Equity Offering") of up to 31,050,000 of our Common Shares, including the 30-day option of the underwriters involved in the Equity Offering to purchase up to an additional 4,050,000 Common Shares and (2) a tender offer (the "Tender Offer") to purchase for cash up to $450.0 million of our outstanding senior notes, subject to the terms and conditions set forth in the offer to purchase and letter of transmittal related to the Tender Offer.

        On February 26, 2013, Related/Corvex jointly filed a Schedule 13D with the SEC (their "Schedule 13D"). Their Schedule 13D included a slide presentation which referenced selected public information about certain office properties owned by the Company and repeated statements that Related/Corvex believed that the Common Shares were worth $40 per share and may be worth as much as $55 per share. Their Schedule 13D also included an "open letter" to the Board dated February 26, 2013, in which Related/Corvex demanded that the Board cancel the Equity Offering and begin a dialogue with them.

        Later on that same day, Related/Corvex published a second "open letter" to the Board, dated February 26, 2013. In this letter, Related/Corvex stated that they were "prepared" to acquire all the shares of the Company at $25 per share, rather than the $40 per share or $55 per share amounts referenced in their earlier materials. Related/Corvex did not explain how they would finance this purported "offer" and stated that it was conditioned upon the Company terminating the Equity Offering and allowing Related/Corvex to conduct diligence of the Company's assets and business.

        On February 26, 2013, the Company received indications from Standard & Poor's that the rating agency intended to put the Company on "negative watch for possible downgrade" of its debt to junk status in large part because of the possibility that the Equity Offering might not occur due to the activities of Related/Corvex.

        On the evening of February 26, 2013, the Board convened a special meeting, in which a representative of the underwriters of the Equity Offering participated for a portion of the meeting, to consider the materials publicly filed by Related/Corvex, the market conditions created by the activities of Related/Corvex and the rewards and risks associated with continuing the Equity Offering and Tender Offer versus terminating the Equity Offering and beginning a negotiation with Related/Corvex. At that meeting, Company management and the representative of the underwriters presented reports to the Board as to the status of the Equity Offering and noted that the Equity Offering was proceeding as planned, except that the public filing and open letters by Related/Corvex were increasing the share trading activity and creating uncertainty in the market as to whether the Equity Offering would continue. At that meeting, the Board also discussed the risk that cancellation or delay of the Equity Offering would make it difficult or impossible for the Company to raise equity capital in the future. Company management also reported to the Board that Standard & Poor's had advised Company representatives of the rating agency's intention to put the Company on "negative watch for possible downgrade" of the Company's debt to junk status. Following extensive discussion, the Board reached a unanimous determination that it was in the best interests of the Company to continue the Equity Offering and Tender Offer.

        On the morning of February 27, 2013, the Company issued a press release announcing the Board's determination to continue the Equity Offering and to use the proceeds to repay debt. Around the same time, Related/Corvex filed an amendment to their Schedule 13D with the SEC and issued a press release with a third "open letter" dated February 27, 2013 to the Board. The letter repeated the demands that the Equity Offering be cancelled and that the Company enter into discussions with Related/Corvex. The amended Schedule 13D also disclosed that Related/Corvex had filed a complaint for injunctive and declaratory relief and rescission in a Maryland state court, against the Company, the Board of Trustees and RMR. The complaint requested that the court, among other things, enjoin the Company and the Board of Trustees from taking actions to implement the Equity Offering and rescind the Equity Offering should it be completed. For more information on this litigation, please see "Certain Litigation" later in this consent revocation statement. Later that day, the Company filed a demand for arbitration of this litigation with the AAA.

        On the afternoon of February 27, 2013, the Board again convened to consider the information in Related/Corvex's latest "open letter". The Board concluded that the only new information in this latest letter appeared to be statements about financial resources of Related/Corvex and their affiliates, without disclosing whether those resources were available or sufficient to fund a purchase of the Company. The Board concluded that there was no complete financing plan for the purported "offer" by Related/Corvex. The Board also reconsidered the issues discussed during the meeting the previous evening and the information contained in the Schedule 13D, as amended, and Related/Corvex's latest letter, and reconfirmed its prior determination that the best interests of the Company would be served by the Company continuing the Equity Offering and Tender Offer, and, at the request of the underwriters for the Equity Offering, the Board issued a public announcement disclosing that determination.

        Later that afternoon, Related/Corvex published a fourth "open letter" to the Board, dated February 27, 2013, in which they stated that they were prepared to increase their purported "offer" to $27 per share (an amount still substantially less than their $40 to $55 valuation), subject to the Company terminating the Equity Offering and permitting Related/Corvex to conduct diligence. In this

"open letter," Related/Corvex again failed to provide evidence of financing for the purported "offer." A majority of the Board convened informally and determined that there was no materially different information presented by this latest letter from those previously received; the new letter did not include a financing plan and was conditioned upon diligence.

        Also later that afternoon, the Pricing Committee of the Board formed in connection with the Equity Offering held a special meeting in which representatives of the underwriters of the Equity Offering participated. Representatives of the underwriters presented the details of the indications of interest received from investors. The Pricing Committee asked the underwriters to consider a transaction at or close to the per share closing market price of the Common Shares on the NYSE. The underwriters reported that institutional investors whose participation was necessary in order for the Equity Offering to be fully subscribed would not pay such a price. In response to questions from the Pricing Committee, representatives of the underwriters stated that there was not sufficient demand to price a transaction of 27,000,000 Common Shares at $20 per share. The Pricing Committee convened separately with counsel to discuss the report of the underwriters. After further negotiations between the Pricing Committee and the underwriters, and another separate meeting of the Pricing Committee, the Pricing Committee and underwriters agreed to terms whereby the total offering size would be for 30,000,000 Common Shares, or 34,500,000 Common Shares should the underwriters fully exercise their over-allotment option, at $19 per share (or an aggregate offering price of $570.0 million, or $655.5 million should the underwriters fully exercise their over-allotment option). Following the meeting, the Company issued a press release announcing that the Equity Offering had priced.

        On March 1, 2013, in response to questions from investors, the Board of Trustees adopted the Bylaws to clarify the Board's intent that a shareholder seeking to take action to remove one or more Trustees must comply with the same bylaw requirements as a shareholder making a nomination of an individual for election to the Board of Trustees, and to make certain procedural adjustments to the record date and solicitation period for any shareholder action by written consent in order to afford a reasonable time for the Company to consider the proposed shareholder action and prepare solicitation materials and for shareholders to receive and consider a consent solicitation statement and a consent revocation statement.

        Also on March 1, 2013, Related/Corvex filed a second complaint for injunctive and declaratory relief. This filing was made in the United States District Court for the District of Massachusetts (the "Massachusetts District Court") against the Company and the Board of Trustees and included a motion requesting that the court, among other things, enjoin the Company and the Board of Trustees from consummating the Equity Offering. Late in the afternoon on March 4, 2013, the Massachusetts District Court issued an order denying the motion. Among other reasons for denying the motion, the Court found that the plaintiffs failed to meet their burden of showing there was a likelihood that the claims asserted by them would succeed on the merits. For more information on this litigation, please see "Certain Litigation" later in this consent revocation statement.

        On March 5, 2013, the Company completed the Equity Offering in which it issued 34,500,000 Common Shares (reflecting the full exercise of the underwriters' over-allotment option pursuant to the underwriting agreement). On March 11, 2013, the Company increased the amount of notes to be purchased in the Tender Offer to $665.0 million. On March 25, 2013, the Company completed the purchase of notes with a principal amount outstanding of $670.3 million, which comprised all of the notes tendered in the Tender Offer.

        On the evening of March 12, 2013, Related/Corvex sent a letter to the Company's Independent Trustees requesting, among other things, a meeting with the Independent Trustees.

        On the morning of March 13, 2013, before the market opened and the Independent Trustees could respond to the Related/Corvex letter, Related/Corvex filed a preliminary consent solicitation statement for a consent solicitation to remove all of the Trustees, without cause. On the same day,

Related/Corvex also further amended their Schedule 13D to reflect their acquisition of additional shares.

        On March 15, 2013, Related/Corvex further amended their Schedule 13D to announce their intent to file an amended complaint in the Maryland state court action to request that the court, among other things, declare certain provisions of the Bylaws regarding nomination and removal of Trustees invalid.

        On March 15, 2013, the Board of Trustees held a meeting with members of management and representatives from Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"). The Board reviewed its duties in connection with the solicitation by Related/Corvex of consents of shareholders to remove the Trustees, without cause. The Board of Trustees discussed the preliminary consent solicitation statement that had been filed by Related/Corvex and, following these discussions, the Board of Trustees unanimously determined (i) that the proposal of Related/Corvex to remove all of the Trustees was not in the best interests of the Company and (ii) to recommend that shareholders do not consent to the removal action proposed by Related/Corvex. On March 18, 2013, the Company filed a preliminary consent revocation statement in opposition to the Related/Corvex consent solicitation.

        On March 25, 2013, the Company entered into a registration agreement with Select Income REIT ("SIR") pursuant to which SIR filed a Registration Statement on Form S-11 with the SEC to permit the public resale by the Company of some or all of the 22,000,000 common shares of beneficial interest of SIR owned by the Company (the "SIR Shares"). On the evening of March 25, 2013, Related/Corvex sent a second letter to the Company's Independent Trustees criticizing, among other things, the Board's determination to consider a possible sale of the SIR Shares.

        On the afternoon of March 26, 2013, representatives of the Company's management met with representatives of Related/Corvex to better understand the actions that Related/Corvex requested the Company to take. No agreements were achieved at this meeting.

        On March 28, 2013, Related/Corvex sent a letter to the Board which, among other things, purported to offer to enter into negotiations to acquire the Company at a purchase price of $24.50 per Common Share and threatened that if the Board did not agree to sell the Company to Related/Corvex at a purchase price of $24.50 per Common Share or to a third party at a higher price, Related/Corvex would proceed with a consent solicitation to remove the Board without cause. Related/Corvex did not include a financing plan with their letter or identify the individuals that Related/Corvex intended to support for appointment to the Board if their removal action is successful. Consistent with its fiduciary duties under Maryland law, the Board carefully reviewed the purported "offer" in consultation with its legal and financial advisors.

        On March 29, 2013, the Company sent a letter to representatives of Related/Corvex stating that the Board had received the Related/Corvex March 28, 2013 letter and would discuss it at a meeting in the near term.

        On April 9, 2013, representatives of the Company's management and certain members of the Board, including an Independent Trustee, met with representatives of Related/Corvex. No agreements were achieved at this meeting.

        On April 10, 2013, Related/Corvex filed a definitive consent solicitation statement for a consent solicitation to remove all of the Trustees, without cause.

        On April 12, 2013, Corvex delivered letters of Corvex Master Fund LP, an affiliate of Corvex, Mr. David R. Johnson and Cede & Co., to the Company's Secretary requesting that the Company set a record date for a consent solicitation to remove all of the Trustees, without cause. In this letter, Corvex asserted that if the Board did not accept their request for a record date as valid, the record date for their consent solicitation to remove all of the Trustees would be April 22, 2013. Also on April 12, 2013, Related/Corvex amended their Schedule 13D and amended their consent solicitation statement to, among other things, add information regarding Mr. Johnson.

        On April 12, 2013, the Board of Trustees held a meeting with members of management and representatives from Skadden and Saul Ewing LLP, the Company's Maryland counsel, and representatives of Bank of America Merrill Lynch, the Company's financial advisors. At this meeting, the Board reviewed and considered the Related/Corvex purported "offer" to enter into negotiations to acquire the Company at a purchase price of $24.50 per Common Share. After careful consideration of all available information and advice of its financial and legal advisors, the Board unanimously concluded that (i) Related/Corvex were not prepared to make an unconditional offer for the Common Shares and had not provided evidence that they had the committed financing necessary to acquire the Company and (ii) the best interests of the Company would be best served by the Company proceeding with continued implementation of the Company's business plan. Also at this meeting, the Board adopted a resolution electing to classify the Board pursuant to Section 3-803 of the Unsolicited Takeovers Act and approved a corresponding amendment to the Bylaws. The Board also engaged in a preliminary review of the materials delivered by Corvex on April 12, 2013, requesting that the Company set a record date for a consent solicitation to remove all of the Trustees, noted several deficiencies with those materials and authorized management to respond thereto.

        On April 18, 2013, the Company responded to the letters delivered by Corvex requesting that the Company set a record date for a consent solicitation to remove all Trustees, without cause, noting that, although the Company had not completed review of the documents delivered, the requests for a record date appeared to be invalid for at least three reasons which were explained in the letter. The Company invited Corvex, Corvex Master Fund LP and Mr. Johnson to provide more information or make other corrections to their record date requests.

        On April 18, 2013, Related/Corvex announced that they had sent a letter to Company shareholders urging them to submit consents to remove the Trustees, without cause, to Related/Corvex and made an investor presentation available on their consent solicitation website. The Company also mailed a letter on April 18, 2013 to Company shareholders urging them to take no action on the Related/Corvex consent solicitation for a number of reasons, including that no record date had been set.

        On April 22, 2013, counsel for Corvex sent a letter to counsel for the Company rejecting the Company's position that the record date requests were deficient. The letter stated Corvex's position that the record date for their consent solicitation to remove the Board, without cause, was April 22, 2013 if the Trustees failed to set a record date by then.

        On April 23, 2013, Related/Corvex announced that they had sent a second letter to the Company's shareholders urging them to submit consents to Related/Corvex and directing the Company's shareholders to a website populated with materials published by Related/Corvex. The Company believes that Related/Corvex also mailed consent materials to shareholders as of their purported April 22, 2013 record date on this date.

        On April 25, 2013, counsel for the Company sent a letter to counsel for Corvex stating that the Board has the exclusive power to set a record date and that, as counsel to Corvex conceded the record date requests did not comply with the Company's governing documents, the Company Board was suspending its consideration of such requests.

        On May 8, 2013, following a hearing held on May 3, 2013, the Maryland Court denied the Petition to Stay Arbitration that had been filed by Related/Corvex on March 13, 2013 and directed the dispute be submitted to arbitration. The Court also denied the partial motion for summary judgment made by Related/Corvex asking the Court to invalidate certain provisions of the Company's Bylaws regarding nomination and removal of Trustees as inconsistent with the Company's Declaration of Trust. For more information on this litigation, please see "Certain Litigation" later in this consent revocation statement.

        On June 17, 2013, representatives of the Company's management and certain members of the Board met with representatives of Related/Corvex to better understand the views of Related/Corvex in an effect to reach a common ground. No agreements were achieved at this meeting.

        From May 8, 2013 to June 21, 2013, Related/Corvex continued to solicit the Company's shareholders to consent to their removal proposal and in connection therewith issued numerous press releases, letters and shareholder presentations. During the same time, the Company continued to advise our shareholders that we considered the Related/Corvex consent solicitation to be invalid.

        On June 21, 2013, Corvex and Corvex Master Fund LP delivered a letter to the Company claiming to have received written consents from over 70% of the Company's shareholders as of their purported record date of April 22, 2013 to effectuate the immediate removal of the Company's entire Board of Trustees, without cause, and asserting that the Trustees had been removed from office. Also on June 21, 2013, Related/Corvex delivered a second letter to the Company's Independent Trustees repeating the assertion that the Independent Trustees are no longer trustees of the Company. On June 21, 2013, Related/Corvex also issued a press release making similar assertions and stating:

  "[Related/Corvex] will hold each former trustee personally accountable if they attempt to illegitimately usurp corporate authority they do not have. [Related/Corvex] advise third parties that do business with CommonWealth that we reserve the right to challenge any corporate action that may be taken by these former trustees on or after today as invalid."

        On June 24, 2013, the Company responded to the letters from Related/Corvex pointing out that the effectiveness of the Related/Corvex consent solicitation was the subject of proceedings before an arbitration panel and that the Board of Trustees would continue to manage the Company unless and until the arbitration panel directed otherwise. The Company also responded to inquiries from the NYSE regarding the effectiveness of the Related/Corvex consent solicitation.

        On August 7, 2013, following a hearing held on July 26, 2013, the arbitration panel granted in part and denied in part Related/Corvex's motion for partial summary judgment. The arbitration panel denied Related/Corvex motion seeking an order finding that its consent solicitation was proper and ordering the officers of the Company to convene a special meeting of shareholders to elect new trustees. The arbitration panel also set an evidentiary hearing for further consideration of all matters in the disputes between Related/Corvex and the Trustees and the Company to begin on October 7, 2013. The arbitration panel held that "some holding period and some minimum threshold ownership level singularly or in combination can be set in the bylaws as a condition to a shareholder or shareholders obtaining a record date for a consent solicitation . . . [and] that there is no evidence that the Trustees of [the Company] were not acting in good faith in adopting the 3+3 bylaws." Nonetheless, the arbitration panel found that the 3+3 bylaws made a consent solicitation unreasonably difficult to achieve and reinstated the Company's previous bylaws which required a $2,000 share ownership threshold for a period of at least one year. For more information on this litigation, please see "Certain Litigation" later in this consent revocation statement.

        On September 23, 2013, the Company issued a press release announcing the restructuring of the Company's business management agreement with RMR to further align with the returns realized by shareholders, as described above. The press release also announced certain corporate governance changes, including a plan to increase the number of Independent Trustees on the Board to 75% and appoint a Lead Independent Trustee, a plan to recommend at the Company's next annual meeting following the resolution of the disputes with Related/Corvex that the shareholders approve an amendment to the Declaration of Trust providing for the annual election of all Trustees, and a plan to accelerate the expiration of the Company's shareholders' rights agreement, or poison pill, following the resolution of the disputes with Related/Corvex.

        On November 18, 2013, following the conclusion of a hearing which began on October 7, 2013, the arbitration panel issued an award (the "Panel Findings") finding, among other things, that Related/Corvex's purported consent solicitation "was not properly conducted and cannot be validated." The arbitration panel also provided for a limited opportunity for Related/Corvex to conduct a new consent solicitation pursuant to a timeline established by the panel. The arbitration panel also held that if

Related/Corvex were to conduct a new consent solicitation in accordance with the timeline established by the panel, our Bylaw information requirements applicable to a request for a record date for a new consent solicitation to remove trustees would be deemed satisfied by Related/Corvex by the information provided with their April 12, 2013 record date request, as supplemented by the information produced by Related/Corvex in the arbitration proceedings. The timeline established by the arbitration panel provided that Related/Corvex need to submit to the Board a request for a record date by February 16, 2014.

        On November 25, 2013, Related/Corvex gave notice of their intent to commence a new consent solicitation pursuant to the rules set forth in the Panel Findings.

        On December 3, 2013, Related/Corvex filed a new preliminary solicitation statement with the SEC.

        On December 6, 2013, the Company filed a preliminary consent revocation statement with the SEC.

        Representatives of the Company's management and certain members of the Board, including the Independent Trustees, and counsel to the Company have discussed the possibility of settlement with representatives of Related/Corvex or their counsel on numerous occasions. No settlement agreement has been achieved.

        On December 19, 2013, the Company and RMR entered into an amended and restated business management agreement.

        On December 23, 2013, the Company announced that the Board had (i) approved amendments to the Company's Declaration of Trust to declassify the Board and provide that the vote required to elect Trustees in a contested election is a plurality of votes cast and determined to present these amendments to the Company's shareholders for approval at the Company's 2014 annual meeting; (ii) elected not to be subject to Section 3-803 of the Unsolicited Takeovers Act, which provides for a classified Board; (iii) approved amendments to the Company's shareholders' rights plan, or poison pill, to eliminate the so called "dead-hand" provisions; and (iv) adopted amended and restated Bylaws to, among other things, reduce the advance notice share ownership requirements for shareholder nominations of individuals for election as Trustees and streamline the advance notice informational requirements for shareholder nominations and proposals of other business.

        On December 26, 2013, the Company filed a revised preliminary consent revocation statement with the SEC.

        On January 6, 2014, the Company announced the expansion of the Board from five to seven members and the addition of two new Independent Trustees, Ms. Ann Logan and Mr. Ronald Artinian and the adoption of a minimum share ownership policy for Board members. Also on January 6, 2014, the Nominating and Governance Committee sent a letter to Mr. Keith Meister extending him an invitation to join the Board as an Independent Trustee, subject to his agreement to a customary "stand-still" agreement to cease hostile activities against the Board and the Company while serving as a member of the Board.

        On January 16, 2014, Mr. Meister effectively rejected the invitation to join the Board, and Related/Corvex issued a press release announcing that they plan to nominate Messrs. James Corl, Edward Glickman, Peter Linneman, Jim Lozier and Kenneth Shea at the special meeting of shareholders to be called if Related/Corvex's consent solicitation to remove the entire Board is successful. Later that day, Related/Corvex filed a revised preliminary consent revocation statement with the SEC.

        On January 21, 2014, the Company filed this revised preliminary consent revocation statement with the SEC.

THE CONSENT PROCEDURE

  Voting Securities and Record Date

        The record date for the Related/Corvex consent solicitation is                    , 2014.

        Only shareholders of record as of the close of business on the Record Date are eligible to execute, withhold or revoke consents in connection with the removal action proposed by Related/Corvex. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to execute the WHITE Consent Revocation Card on your behalf. Broker non-votes occur in respect of shares held in street name when the broker indicates that instructions for a particular matter, such as the removal action proposed by Related/Corvex, have not been received from the beneficial owners or other persons entitled to vote and the broker does not have discretionary authority to vote on that particular matter. With respect to the gold consent card, any broker non-vote, abstention or failure to vote will have the same effect as withholding consent from the removal action proposed by Related/Corvex. It is important to note that, because your broker may not execute a consent or revoke any consent without your specific instructions, if you have previously submitted a gold consent card to your broker and fail to submit a later-dated WHITE Consent Revocation Card, no revocation will be issued, and any consent previously executed will remain effective.

  Effectiveness of Consents

        Under the Declaration of Trust, valid, unrevoked consents signed by the holders of two-thirds of our Common Shares outstanding and entitled to vote thereon as of the Record Date are required for the approval of the removal of each Trustee. In the event that sufficient consents are received to remove some, but not all, of the Trustees, then, under Maryland law, only the remaining Trustees in office will be able to fill the resulting vacancies. Under the Bylaws and the Panel Findings, valid, unrevoked consents for the removal action proposed by Related/Corvex must be received by our Secretary within thirty (30) days of the Record Date.

  Effect of WHITE Consent Revocation Card

        A shareholder may revoke any previously signed consent by signing, dating and returning to our Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Related/Corvex. Shareholders are urged, however, to deliver all consent revocations to the Company c/o Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. The Company requests that if a revocation is instead delivered to Related/Corvex, a copy of the revocation also be delivered to the Company c/o Morrow at the address set forth above, so that the Company will be aware of all revocations.

        Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked in its entirety any prior consent to the removal action proposed by Related/Corvex.

        Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Consent Revocation Card to our Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or to Related/Corvex, or by delivering to Related/Corvex a subsequently dated gold consent card that Related/Corvex sent to you.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you are not entitled to vote such shares directly, but rather must give instructions to such brokerage firm, bank, nominee or other institution to grant or revoke consent for the shares held in your name. Accordingly, you should either sign, date and return the enclosed WHITE Consent Revocation Card provided by the brokerage firm, bank, nominee or other institution in the postage-paid envelope provided by such institution or contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. If the brokerage firm, bank, nominee or other institution provides for consent revocation instructions to be delivered to them by telephone or internet, instructions will be provided by such institution.

        YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO RELATED/CORVEX. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE WHITE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT.

        IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION AND YOU WISH TO CHANGE A PRIOR INSTRUCTION YOU GAVE TO YOUR BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION TO GRANT OR REVOKE ANY CONSENT, YOU MUST FOLLOW THE BROKERAGE FIRM'S, BANK'S, NOMINEE'S OR OTHER INSTITUTION'S INSTRUCTIONS FOR CHANGING YOUR PRIOR INSTRUCTIONS TO GRANT OR REVOKE SUCH CONSENT.

        IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO THE RELATED/CORVEX REMOVAL PROPOSAL, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO THE PROPOSAL.

        The Company has retained Morrow to assist in communicating with shareholders in connection with the Related/Corvex consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this consent revocation statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Morrow. Shareholders may call Morrow, toll-free, at (800) 276-3011 (banks and brokers may call Morrow, collect, at (203) 658-9400).

        You should carefully review this consent revocation statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, you can reject the solicitation efforts of Related/Corvex and/or revoke your consent by promptly completing, signing, dating and returning the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided. Please be aware that even if you sign a gold consent card but do not check the box on the card, you will be deemed to have consented to the removal action proposed by Related/Corvex.

  Results of Consent Solicitation

        The Company's President or the Board may appoint an independent inspector of elections in connection with the Related/Corvex consent solicitation. Pursuant to the Panel Findings, the inspector of elections has five (5) business days to review and certify the written consents received by our Secretary within thirty (30) days of the Record Date, and the Company is not required to take any other action during this five (5) business day review period in connection with the written consents. The Company intends to notify shareholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K. Pursuant to the Panel Findings, if the consent solicitation is successful in removing our entire Board of Trustees without cause, our officers will promptly call a special meeting of shareholders for the purpose of electing new Trustees.

 SOLICITATION OF CONSENT REVOCATIONS

  Cost and Method

        The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to this consent revocation solicitation by the Company (other than for services provided by our manager), but excluding costs (if any) of litigation related to the solicitation, will be approximately $      , of which approximately $        has been incurred as of the date hereof. In addition to solicitation by mail, Trustees and officers of the Company, and RMR and its directors, officers and employees, may, without additional compensation, solicit revocations by mail, e-mail, Internet, facsimile or other form of electronic communication, in person or by telephone. The Company will also include copies of all written solicitation material provided to shareholders on the Company's website at www.cwhreit.com.

        The Company has retained Morrow as proxy solicitors, at an estimated fee of $      , plus reasonable out-of-pocket expenses incurred on the Company's behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out of pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company's Common Shares.

        Morrow has advised the Company that approximately      of its employees will be involved in the solicitation of consent revocations by Morrow on behalf of the Company. In addition, Morrow and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

  Participants in the Solicitation

        Under applicable regulations of the SEC, each of the Trustees, certain of our executive officers and RMR and certain of its directors, officers and employees may be deemed to be "participants" in this consent revocation solicitation. Please refer to Annexes I, II and III hereto for information about the Trustees and certain of our executive officers and RMR and certain of its directors, officers and employees who may be deemed to be participants in the solicitation. Except as described in this consent revocation statement (including Annexes I, II and III hereto) there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

        Other than the persons described above, no general class of RMR's employees will be employed to solicit shareholders in connection with this consent revocation solicitation. However, in the course of their regular duties, RMR's employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

APPRAISAL RIGHTS

        Our shareholders are not entitled to appraisal rights under Maryland law in connection with the removal action proposed by Related/Corvex or this consent revocation statement.

CERTAIN LITIGATION

  Young v. CommonWealth REIT

        On December 27, 2012, David Young filed a putative federal securities class action in the Massachusetts District Court titled Young v. CommonWealth REIT, Case No. 1:12-cv-12405-DJC (the "Young Action"). The Young Action is brought on behalf of purchasers of our Common Shares between January 10, 2012 and August 8, 2012, and alleges securities fraud claims against the Company and certain of our officers under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder. The complaint alleges generally that the Company violated the federal securities laws by making false and misleading representations about our business, operations and management. The plaintiff seeks compensatory damages plus counsel fees and expenses. On January 22, 2013, the Company moved to dismiss the Young Action on the grounds that the claims asserted (1) are subject to binding arbitration under our Bylaws, and (2) fail to state a claim for relief under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5. We have also filed a demand for arbitration with the American Arbitration Association ("AAA"). On February 25, 2013, Mr. Young filed a motion to appoint him as lead plaintiff and his counsel as lead counsel, which the Massachusetts District Court granted on May 20, 2013, all in accordance with customary procedures for purported class action litigation. On July 22, 2013, Mr. Young filed an amended complaint, and on September 20, 2013, we filed an opening brief in support of our motion to dismiss. Mr. Young filed his answering brief on November 4, 2013, and we filed our reply brief in further support of our motion to dismiss on December 3, 2013. We believe that the Young Action is without merit, and intend to defend against all claims asserted.

  Corvex Management LP v. CommonWealth REIT

        On February 27, 2013, Related/Corvex filed a complaint in the Circuit Court for Baltimore City, State of Maryland (the "Maryland Court") titled Corvex Management LP v. CommonWealth REIT, Case No. 24-C-13-001111, against the Company, the Board of Trustees and RMR (the "Related/Corvex Maryland Action"). The complaint generally alleged breaches of fiduciary duty, conflicts of interest, corporate waste and breach of contract. Related/Corvex sought declaratory and injunctive relief, rescission and damages, including counsel fees and expenses.

        On the same day, we filed a demand for arbitration with the AAA on behalf of the Company and the individual defendants, with the exception of RMR, pursuant to our position that the claims in the Related/Corvex Maryland Action were subject to arbitration. On March 5, 2013, we amended our demand for arbitration to add Related Fund Management LLC as a respondent. On March 12, 2013, RMR separately filed a demand for arbitration with the AAA, pursuant to RMR's position that the claims in the Related/Corvex Maryland Action were subject to arbitration.

        On March 13, 2013, Related/Corvex filed a Petition to Stay Arbitration in the Related/Corvex Maryland Action. On March 15, 2013, Related/Corvex filed an amended complaint and a partial motion for summary judgment asking the Maryland Court to invalidate certain provisions of our Bylaws regarding nomination and removal of Trustees as inconsistent with our Declaration of Trust. On April 1, 2013, Related/Corvex voluntarily dismissed their claims against RMR in the Related/Corvex Maryland Action without prejudice. On May 8, 2013, the Maryland Court denied the Related/Corvex Petition to Stay Arbitration and ordered the parties to arbitrate the claims in this dispute. In the same opinion, the Maryland Court denied the partial motion for summary judgment as moot. On June 6, 2013, Related/Corvex filed a notice of their intent to appeal the Maryland Court's May 8 rulings, and, on June 21, 2013, Related/Corvex voluntarily dismissed their appeal. The parties agreed to consolidate this arbitration with RMR's pending arbitration arising from this action, as well as the pending arbitration in the Related/Corvex Massachusetts Action (together, the "Related/Corvex Arbitration").

        In the Related/Corvex Arbitration, on May 30, 2013, Related/Corvex filed their statement of counterclaims (the "Counterclaims") which generally alleged that certain of our Bylaws were invalid, and also alleged breaches of fiduciary duty, entrenchment, conflicts of interest and corporate waste. The Counterclaims sought declaratory and injunctive relief, including a declaration that our entire Board may be removed without cause, and damages, including counsel fees and expenses. On June 10, 2013, Related/Corvex filed a motion for partial summary judgment, challenging the validity of certain provisions of our Bylaws and further challenging the effect of the Board's decision to opt into certain provisions of the Unsolicited Takeovers Act on the ability of our shareholders to remove all of the Trustees without cause and in one removal action.

        On June 17, 2013, we and the Board of Trustees each filed an amended statement of claims and answer to Related/Corvex's Counterclaims, seeking a declaration that the record date Bylaws were valid and that Related/Corvex's purported consent solicitation was false and misleading for, among other reasons, their failure to disclose the true purpose of the consent solicitation, as well as material arrangements, agreements and understandings, as required by applicable law. On July 11, 2013, Related/Corvex filed a supporting motion for an order directing our officers to call a special meeting of shareholders to elect successor trustees, and a hearing on both motions was held on July 26, 2013. By order dated August 7, 2013, the three-person arbitration panel (the "Panel") denied summary judgment on Related/Corvex's claims that their consent solicitation was proper. The Panel also invalidated our bylaw providing that one or more shareholders requesting a record date for a consent solicitation to remove trustees must have held at least three percent (3%) of our Common Shares for at least three years, but found that the previous Company bylaw requiring that a shareholder requesting a record date for a consent solicitation meet a $2,000 share ownership threshold for a period of at least one year remained in effect. The Panel further found that Related/Corvex's motion for an order directing our officers to convene a special meeting was premature.

        On September 19, 2013, the Panel dismissed with prejudice as to Related/Corvex Count VIII of Related/Corvex's Counterclaims, which alleged derivative claims for breach of fiduciary duty and sought, among other things, money damages. On October 6, 2013, RMR and Related/Corvex entered into a stipulation dismissing with prejudice all claims previously asserted by Related/Corvex against RMR, and on October 7, 2013, the Panel issued an order granting the parties' stipulation and proposed order. An evidentiary hearing on all remaining matters in dispute was held from October 7, 2013 through October 17, 2013, and the parties submitted post-hearing briefs on October 30, 2013.

        On November 18, 2013, the Panel issued the Panel Findings on the parties' remaining claims, finding, among other things, that Related/Corvex's purported consent solicitation to remove the Board of Trustees, without cause, was not properly conducted and could not be validated. The Panel provided for a limited opportunity for Related/Corvex to conduct a new consent solicitation pursuant to a timeline established by the Panel as follows: (1) Related/Corvex must give notice to the Panel on or before November 28, 2013 that they wish to move forward with a new solicitation; (2) Related/Corvex must submit a record date request to the Board on or before February 16, 2014; (3) a record date would be established within ten (10) business days after the request; and (4) the new consent solicitation must be concluded within thirty (30) days of the record date. The Panel also ruled that, in the event Related/Corvex were to pursue a new consent solicitation, and succeed in removing all of the Trustees, our officers must promptly call a special meeting for the election of successor Trustees, and that only shareholders who have held 1%, or $2,000 in market value, of our shares continuously for one year may submit nominations for successor Trustees to be elected at that special meeting. The Panel Findings stated that our election to opt into Section 3-803 of the Unsolicited Takeovers Act does not prevent removal of the Trustees without cause. The Panel upheld the provision in our Bylaws requiring that only a shareholder who has held 1%, or $2,000 in market value, of our Common Shares continuously for one year may request a record date to act by written consent, but ruled that such shareholder need not hold certificates for all shares of beneficial interest owned by such shareholder. The Panel further ruled that our Bylaws establishing a thirty (30) day period for the Board to respond to a valid record date request, a sixty (60) day period for the Board to set a record date after receipt of a valid request and a ninety (90) day period to review and certify the results of a consent solicitation were invalid. Finally, the Panel rejected certain claims for indemnification asserted both by us and Related/Corvex in connection with the litigation and arbitration proceedings, and ruled that Section 7.12 of our Declaration of Trust and Section 15.2 of our Bylaws are invalid because they contravene Section 8.3 of our Declaration of Trust.

  Delaware County Employees Retirement Fund v. Portnoy

        On February 28, 2013, Delaware County Employees Retirement Fund ("Del-Co"), a purported shareholder of the Company, filed a complaint in the Massachusetts District Court titled Delaware County Employees Retirement Fund v. Portnoy, Case No. 1:13-cv-10405-DJC (the "Del-Co Massachusetts Action"). The Del-Co Massachusetts Action purports to bring claims individually and derivatively on behalf of the nominal defendant, the Company, against RMR and certain current and former officers and/or members of the Board. The complaint in the Del-Co Massachusetts Action asserts claims against the defendants for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, breach of contract, gross mismanagement, waste of corporate assets and abuse of control. Plaintiff Del-Co seeks declaratory and injunctive relief, as well as compensatory and rescissory damages, including counsel fees and expenses.

        On March 1, 2013, Del-Co filed a motion requesting that the Massachusetts District Court, among other things, issue a temporary restraining order ("TRO") enjoining the Company and the Board of Trustees from consummating our then pending Equity Offering and debt tender offer. On March 4, 2013, a hearing was held before the court on TRO motions filed in the Del-Co Massachusetts Action and in a related action by Related/Corvex, which is discussed below. Late in the afternoon on March 4, 2013, the Massachusetts District Court issued an order denying both motions for a TRO. Among other reasons for denying both motions, the Massachusetts District Court found that Del-Co and Related/Corvex failed to meet their burden of showing there was a likelihood that the claims asserted by them regarding the Equity Offering and, with respect to the Del-Co Massachusetts Action, the debt tender offer, would succeed on the merits. The Equity Offering closed the following morning, March 5, 2013.

        On March 4, 2013, we filed a demand for arbitration with the AAA for the Del-Co Massachusetts Action on behalf of the Company and the individual defendants, with the exception of RMR, pursuant to our position that the claims in this action are subject to arbitration. On April 8, 2013, RMR was added as a co-claimant in the Del-Co arbitration. On March 19, 2013, the Massachusetts District Court granted the parties' joint motion in support of a proposed stipulated order (the "Stipulated Order") which provides for the stay of any arbitration proceedings arising from the filing of the Del-Co Massachusetts Action and the prompt resolution of issues relating to the validity and enforceability of any arbitration clause. Pursuant to the Stipulated Order, the parties have completed briefing on Del-Co's petition to stay arbitration and have subsequently submitted additional supplemental authority to the court. On November 20, 2013, the Massachusetts District Court held a hearing on Del-Co's petition to stay arbitration. We believe that the Del-Co Massachusetts Action is without merit, and intend to defend against all claims asserted.

  Corvex Management LP v. CommonWealth REIT

        On March 1, 2013, Related/Corvex filed a complaint in the Massachusetts District Court, titled Corvex Management LP v. CommonWealth REIT, Case No. 1:13-cv-10475-DJC, against the Company and the Board of Trustees (the "Related/Corvex Massachusetts Action"). The Related/Corvex Massachusetts Action alleged securities fraud claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Related/Corvex sought injunctive and declaratory relief in this action, including a declaration that our arbitration bylaw is unenforceable. Also on March 1, 2013, in connection with the Related/Corvex Massachusetts Action, Related/Corvex filed a motion requesting that the court, among other things, issue a TRO enjoining the Company and the Board from consummating the March 2013 Equity Offering. As mentioned above, the court denied that motion on March 4, 2013.

        On March 4, 2013, we filed a demand for arbitration with the AAA on behalf of the Company and the individual defendants pursuant to our position that the claims in the Related/Corvex Massachusetts Action are subject to arbitration. Pursuant to the parties' agreement to consolidate this arbitration with the concurrently pending arbitration of Related/Corvex's Maryland state law claims, Related/Corvex voluntarily dismissed this action on June 5, 2013. On June 17, 2013, we and the Board of Trustees each filed a separate request with the Panel seeking an entry of award in our and their favor, and against Related/Corvex, for all claims previously asserted by Related/Corvex in this action. As explained above, on November 18, 2013, the Panel issued the Panel Findings ruling on the parties' remaining claims.

  William Gore v. Portnoy

        On February 4, 2013, William Gore, a purported shareholder of the Company, filed a complaint in the Circuit Court for Montgomery County, State of Maryland, titled William Gore v. Portnoy, Civil No. 373086-V (the "Gore Maryland Action"). The Company was served in the Gore Maryland Action on March 1, 2013. The Gore Maryland Action purports to bring claims individually and derivatively on behalf of the nominal defendant, the Company, against our current and former trustees, certain of our officers and the Company, as nominal defendant. The complaint alleges claims of breach of fiduciary duty, waste of corporate assets and unjust enrichment. The complaint seeks injunctive and declaratory relief, restitution and damages, including counsel fees and expenses. On March 7, 2013, we filed a demand for arbitration with the AAA for the Gore Maryland Action, pursuant to our position that the claims in this action are subject to arbitration. On March 21, 2013, the parties each selected an arbitrator in this matter. On March 27, 2013, the parties to the Gore Maryland Action agreed to stay all further proceedings pending a decision by the court on the arbitrability of Mr. Gore's claims. On May 20, 2013, the Board of Trustees filed a petition for order to arbitrate and for a stay of proceedings pursuant to the Maryland Uniform Arbitration Act. On June 21, 2013, Mr. Gore filed his response to the Trustees' petition for order to arbitrate, as well as a separate petition to stay arbitration. On July 8, 2013, we and the Trustees filed separate memoranda in opposition to Mr. Gore's petition to stay arbitration and in further support of our and their respective petitions for an order to arbitrate, and Mr. Gore filed his reply on August 2, 2013. On August 29, 2013, the parties jointly filed a stipulation and proposed case management order staying the litigation, which the court denied on September 13, 2013. On September 26, 2013, the parties jointly filed a second stipulation and proposed case management order staying the litigation until the later of the Panel's ruling in the Related/Corvex Arbitration, or December 2, 2013, which the court granted on September 30, 2013. On December 2, 2013, the parties filed a joint status report requesting that the court continue to stay proceedings in both the Gore Maryland Action and the related arbitration for an additional ninety (90) days, until March 3, 2014, which the court granted on December 3, 2013. We believe that the Gore Maryland Action is without merit, and intend to defend against all claims asserted.

  Katz v. CommonWealth REIT

        On March 7, 2013, Jason Matthew Katz, a purported shareholder of the Company, filed a complaint in the Maryland Court, titled Katz v. CommonWealth REIT, Civil No. 13001299 (the "Katz Maryland Action"). The Katz Maryland Action purports to bring claims individually and on behalf of all others similarly situated against the Company and our current and former trustees. The complaint alleges claims of breach of fiduciary duty. The complaint seeks injunctive and declaratory relief, rescission of the March 2013 equity offering, restitution and damages, including counsel fees, expenses and, if applicable, pre-judgment and post-judgment interest. On April 1, 2013, we filed a demand for arbitration with the AAA for the Katz Maryland Action, pursuant to our position that the claims in this action are subject to arbitration. On April 15, 2013, the Maryland Court issued a scheduling order governing briefing on the arbitrability issue. Pursuant to the scheduling order, the plaintiff filed his opening brief in support of his petition to stay arbitration on April 19, 2013. On May 23, 2013, the parties filed a joint stipulation to stay the litigation indefinitely while Mr. Katz's counsel considered the impact, if any, of the Maryland Court's May 8, 2013 ruling in the Related/Corvex Maryland Action on Mr. Katz's claims. On August 2, 2013, the parties entered into a stipulation to move forward with briefing on arbitrability, which they completed on September 16, 2013. On October 18, 2013, the parties filed a joint motion to stay this action pending a final ruling in the Related/Corvex Arbitration, which the Maryland Court granted on October 22, 2013. A hearing on arbitrability is scheduled for January 23, 2014. On January 17, 2014, the parties filed a joint stipulation and motion to consolidate the Katz Maryland Action with the Central Laborers Action discussed below. We believe that the Katz Maryland Action is without merit, and intend to defend against all claims asserted.

  Central Laborers Pension Fund v. Portnoy

        On April 5, 2013, the Central Laborers' Pension Fund ("Central Laborers"), a purported shareholder of the Company, filed a complaint in the Maryland Court, titled Central Laborers Pension Fund v. Portnoy, Civil No. 24C13001966 (the "Central Laborers Action"). The Central Laborers Action purports to bring claims individually, on behalf of all others similarly situated, and on behalf of the Company against the Company and the Board of Trustees. The complaint alleges, among other things, claims for breaches of fiduciary duties, unjust enrichment and waste of corporate assets. The complaint seeks declaratory and injunctive relief, restitution and damages, including counsel fees and expenses. On April 17, 2013, Central Laborers filed an amended complaint, adding plaintiff William McGinley, a purported shareholder of the Company, and requesting a declaration that the Company's shareholders may remove trustees, without cause. Pursuant to our position that the claims in this action are subject to arbitration, we filed a demand for arbitration with the AAA on April 25, 2013. We and the Trustees filed motions for an order to arbitrate and for a stay of proceedings pursuant to the Maryland Uniform Arbitration Act on May 8, 2013 and May 16, 2013, respectively. On May 22, 2013, the court issued an order staying all proceedings in the litigation pending the court's ruling on the pending petitions for an order to arbitrate. On May 28, 2013, Central Laborers filed a motion for a temporary restraining order staying the arbitration, which the court granted on June 4, 2013. On May 31, 2013, Central Laborers and Mr. McGinley filed a second amended complaint, adding plaintiff Howard Ginsberg, a purported shareholder of the Company. Pursuant to the court's scheduling order, the parties completed briefing on June 17, 2013. On July 12, 2013, the parties filed a joint motion to postpone the hearing date, which the court granted on July 15, 2013. On September 24, 2013, the parties filed a second joint motion to postpone the hearing date pending the Panel's final ruling in the Related/Corvex Arbitration, which the Maryland Court granted the same day. On November 20, 2013, Central Laborers filed with the court a copy of the Panel Findings. A hearing on the pending petitions for order to arbitrate is scheduled for January 23, 2014. On January 17, 2014, the parties filed a joint stipulation and motion to consolidate the Central Laborers Action with the Katz Maryland Action discussed above. We believe that the Central Laborers Action is without merit, and intend to defend against all claims asserted.

  Chashin v. REIT Management & Research LLC

        On October 3, 2013, A. Bruce Chashin, a purported shareholder of the Company, filed a complaint in the Massachusetts District Court, titled Chashin v. REIT Management & Research LLC, Civ. No. 1:13-cv-12472-DJC (the "Chashin Action"). The Chashin Action purports to bring claims derivatively on behalf of the Company against the Company, current and former members of the Board, certain of our officers and our manager, RMR. Among other things, the complaint challenges the arbitration clauses contained in our Bylaws and our management agreements with RMR. The complaint also asserts, among other things, claims for breach of fiduciary duty, waste of corporate assets and abuse of a position of control. The complaint seeks declaratory and injunctive relief, restitution and damages, including the imposition of a constructive trust and fees and expenses. On November 4, 2013, the defendants filed a demand for arbitration with the AAA. Pursuant to an agreement of the parties, the defendants are currently scheduled to file their respective responsive pleadings on January 21, 2014, and the arbitration has been stayed until February 3, 2014. On January 17, 2014, the parties filed a joint motion to extend the time to answer or otherwise respond to the complaint to March 21, 2014. We believe that the Chashin Action is without merit, and intend to defend against all claims asserted.

 CERTAIN AGREEMENTS

  Debt Agreements

        The removal of a majority of the current Trustees of the Board will constitute a "change of control" and "event of default" under the Company's revolving credit facility agreement and term loan agreement and may constitute a "change of control" and "event of default" under certain mortgage loan agreements with respect to our properties. The termination of our business and property management agreements with RMR would also constitute a default under our revolving credit facility and our term loan agreements unless approved by a majority of our lenders. If we default under our revolving credit facility or term loan agreements, the administrative agent or the lenders with a majority in amount under each such agreement may demand immediate payment and lenders under a revolving credit facility may elect not to make further borrowings available. Additionally, during the continuance of any event of default under the Company's revolving credit facility or term loan agreements, the Company will be limited or in some cases prohibited from paying dividends and distributions on its shares.

        Related/Corvex have stated in their solicitation materials that in the event the Board of Trustees is removed as a result of the Related/Corvex consent solicitation, they will offer to buy 51% of the debt outstanding under our revolving credit facility and term loan agreements at par value to prevent the acceleration of such loans. However, waivers of defaults under our revolving credit facility and term loan agreements require the approval of two-thirds of our lenders by amount. We can provide no assurance that, in such event, Related/Corvex will be successful in buying any of our outstanding debts or credit commitments, preventing any demand for the immediate payment of these loans or procuring waivers of any default that may be required for the Company to continue to pay dividends or other distributions. The lenders under these agreements may not be willing to waive any event of default particularly if the Company has no Trustees or officers and without the opportunity to evaluate a proposed business plan. As of December 31, 2013, we had $735.0 million outstanding under our revolving credit facility and term loan agreements and approximately $       million in secured mortgage debt that would potentially be affected by a "change of control." Any default under our revolving credit facility or term loan agreements or secured mortgage debt may have serious and adverse consequences to us, including possibly triggering cross default provisions under our approximately $1.4 billion of senior notes outstanding.

  RMR Management Agreements

        The removal of a majority of the current Trustees of the existing Board will also constitute a "change of control" under our property management agreement with RMR, triggering a termination right. In addition, either we or RMR may terminate our business management agreement with RMR upon 60 days' prior written notice for any reason. You should expect that the removal action proposed by Related/Corvex, if successful, will result in a termination of our business and property management agreements with RMR.

  Series D Preferred Shares

        The removal of a majority of the Trustees of the existing Board will constitute a "fundamental change" under the terms of the Series D Preferred Shares, triggering the right of holders of such shares to convert their Series D Preferred Shares into Common Shares at a ratio based on the liquidation preference of the Series D Preferred Shares (plus accrued and unpaid distributions), divided by 98% of the average closing market price for five consecutive trading days ending three trading days prior to the date such conversion right is triggered, unless we exercise our right to repurchase such shares for cash at a purchase price equal to 100% of their liquidation preference (plus accrued and unpaid distributions). This conversion ratio is more favorable for the holders of Series D Preferred

Shares than the current prevailing conversion rate. As of December 31, 2013, we had 15,180,000 Series D Preferred Shares issued and outstanding, with a total redemption cost of approximately $380 million in aggregate, based on a liquidation preference of $25 per share plus accrued and unpaid distributions.

  AIC Shareholders Agreement

        The removal of a majority of the Trustees of the existing Board as a result of the Related/Corvex consent solicitation or the termination of our management agreements with RMR would each constitute a "change of control" under our shareholders agreement with Affiliates Insurance Company, an Indiana insurance company ("AIC"). We have invested approximately $5.2 million in AIC as of December 31, 2013 and have purchased substantially all of our property insurance in a program designed and reinsured in part by AIC. Upon a "change of control", AIC or its shareholders have a right to repurchase our interest in AIC. In addition, a loss of our relationship with AIC would require the Company to obtain replacement insurance for our properties at costs that may not be as favorable as those we obtain because of our investment in AIC.

CERTAIN ADDITIONAL INFORMATION

        Certain additional information, including with respect to the Trustees and the Company's executive officers, executive compensation, corporate governance, Board composition and Trustee independence, shareholder recommendations, nominations and proposals, including in connection with a possible special meeting, related person transactions and the Company's review of such transactions, and beneficial ownership of our Common Shares, is attached to this consent revocation statement as Annex III hereto and is incorporated herein by reference.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        Some banks, brokers and other record holders of our Common Shares may participate in the practice of "householding" proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. Householding is in effect for the Related/Corvex solicitation statement and this consent revocation statement and will remain in effect for the 2014 annual meeting and all future annual meetings. We will promptly deliver a separate copy of any of those documents to you if you write to us at Investor Relations, CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or call us at (617) 796-8222. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        The only matters for which the participants intend to solicit revocations of consents are those relating to the removal action proposed by Related/Corvex. However, if consents are solicited by Related/Corvex or any other person on any other matter, the participants may determine that it is in the best interests of the Company to solicit revocations of consents with respect to such additional matters.

 IMPORTANT INFORMATION REGARDING CONSENT REVOCATION

        The Board of Trustees urges you NOT to return any gold consent card solicited from you by Related/Corvex. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

        For additional information or assistance, please call our soliciting agent, Morrow, toll-free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400). The address of Morrow, is Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902.

        Shareholders may also obtain, free of charge, copies of the consent revocation statement, and any other documents filed by the Company with the SEC in connection with the consent revocation solicitation at the SEC's website at http://www.sec.gov and at the Company's website at http://www.cwhreit.com.

        We appreciate your support and encouragement.

WE URGE SHAREHOLDERS TO REJECT THE RELATED/CORVEX CONSENT SOLICITATION
AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD MAY CONTINUE TO ACT IN YOUR AND THE COMPANY'S BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

ANNEX I
CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS
CONSENT REVOCATION SOLICITATION

        Under applicable SEC regulations, the Trustees and the Company's executive officers and RMR and certain of its directors, officers and employees may be deemed "participants" in the solicitation of revocations of consents in connection with the Related/Corvex consent solicitation. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the Trustees and each other participant who may solicit revocations of consents from shareholders of the Company. Unless otherwise stated herein, information in this Annex I is as of January 14, 2014.

  Trustees and Executive Officers

        The principal occupations and business addresses of the Trustees and each of the Company's executive officers who are deemed participants in the solicitation are set forth under the heading "Current Trustees and Executive Officers of the Company" in Annex III to this consent revocation statement.

  Other Participants

        The principal occupations of each of the executive officers and employees of RMR who may be deemed participants in this solicitation are set forth below, and the principal business address of RMR and each such person listed below is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

Participant	Principal Occupation
Jennifer Clark	Executive Vice President and General Counsel of RMR
David J. Hegarty	Executive Vice President, Secretary and Director of RMR
David M. Blackman	Executive Vice President of RMR
Mark L. Kleifges	Executive Vice President of RMR
Thomas M. O'Brien	Executive Vice President of RMR
Richard Doyle	Senior Vice President of RMR
John G. Murray	Executive Vice President of RMR
Timothy A. Bonang	Vice President of RMR, Investor Relations
Jason Fredette	Director, Investor Relations

  Information Regarding Ownership of the Company's Securities by Participants

        The number of Common Shares held by the Trustees and the Company's executive officers who may be participants is set forth under "Security Ownership of Certain Beneficial Owners and Management" in Annex III to this consent revocation statement. The following table sets forth the

Annex I-1

beneficial ownership of our Common Shares as of January 14, 2014 of the other participants in this solicitation:

Participant	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Reit Management & Research LLC(1)	0	*
Jennifer Clark	41,106	*
David J. Hegarty(1)(2)	13,075	*
David M. Blackman	12,250	*
Mark L. Kleifges	15,775	*
Thomas M. O'Brien	29,357	*
Richard Doyle	5,250	*
John G. Murray	6,775	*
Timothy A. Bonang	4,075	*
Jason Fredette	0	*

*
Less than 1%

(1)
SNH beneficially owns 250,000 of our Common Shares. RMR is the manager of SNH, and Messrs. Barry Portnoy and Adam Portnoy own all of the outstanding shares of RMR Trust, the sole member of RMR. RMR and Mr. Hegarty, in his position as President and Chief Operating Officer of SNH may be deemed to have beneficial ownership of the Common Shares owned by SNH; however, each disclaims beneficial ownership of these Common Shares. None of the 250,000 Common Shares beneficially owned by SNH are included in the Common Shares listed as beneficially owned by RMR or Mr. Hegarty in the above table.

(2)
Includes 575 Common Shares jointly owned by Mr. Hegarty and his wife.

  Information Regarding Ownership of Securities of the Company's Subsidiaries by Participants

        The following table sets forth information regarding the beneficial ownership of the common shares of SIR, our former consolidated subsidiary, of which we continue to own 44.2% of its outstanding common shares, (excluding any fractional shares that may be beneficially owned by such

Annex I-2

persons) by each of the Trustees and executive officers and other participants in the solicitation. Unless otherwise indicated, the information set forth below is as of January 14, 2014.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Reit Management & Research LLC	0	*
William A. Lamkin	4,000	*
Adam D. Portnoy	4,000	*
Joseph L. Morea	0	*
Barry M. Portnoy	4,173	*
Frederick N. Zeytoonjian	0	*
Ronald J. Artinian	0	*
Ann Logan	0	*
John C. Popeo	8,000	*
David M. Lepore	1,050	*
Jennifer Clark	4,750	*
David J. Hegarty	1,050	*
David M. Blackman	8,000	*
Mark L. Kleifges	4,750	*
Thomas M. O'Brien	1,050	*
Richard Doyle	1,050	*
John G. Murray	1,050	*
Timothy A. Bonang	650	*
Jason Fredette	0	*

*
Less than 1% of SIR's common shares.

(1)
The address of each identified person or entity is as set forth in the "Trustees" and "Other Participants" sections above.

  Other Information Regarding Participants

        Except as described in this consent revocation statement (including Annexes I, II and III hereto) to the best of the Company's knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this consent revocation statement (including Annexes I, II and III hereto) to the best of the Company's knowledge, none of the participants' associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this consent revocation statement (including Annexes I, II and III hereto) to the best of the Company's knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this consent revocation statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this consent revocation statement (including Annexes I, II and III hereto) to the best of the Company's knowledge, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the

Annex I-3

beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

        Other than as set forth in this consent revocation statement (including Annexes I, II and III hereto) to the best of the Company's knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which the Company or any of our affiliates will or may be a party.

        Other than as set forth in this consent revocation statement (including Annexes I, II and III hereto), there are no material legal proceedings in which any of the Trustees or executive officers of the Company is a party adverse to the Company or any of our subsidiaries, or proceedings in which such Trustees or executive officers have a material interest adverse to the Company or any of our subsidiaries. None of the Company or any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Subject to certain limitations, the Company's Declaration of Trust and separate indemnification agreements that we have entered into require that we indemnify and advance expenses to the Trustees and officers, in each case, which the Trustees have determined are applicable to the ongoing litigation described in the consent revocation statement.

        WE URGE SHAREHOLDERS TO REJECT THE RELATED/CORVEX CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

        DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD MAY CONTINUE TO ACT IN YOUR AND THE COMPANY'S BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

Annex I-4

ANNEX II
RECENT TRANSACTION HISTORY OF PARTICIPANTS IN THIS
CONSENT REVOCATION SOLICITATION

        This Annex II sets forth a list of all purchases and sales of our securities made during the last two years by the Company or other persons who may be deemed participants in our solicitation of revocations of consent. These transactions do not include the surrender of Common Shares for the payment of taxes, gifts or transfers to related entities that do not constitute a disposition of beneficial ownership. Unless otherwise stated herein, information in this Annex II is as of November 25, 2013.

        In July 2012, the Company issued $175.0 million of 5.75% unsecured Senior Notes due 2042 in a public offering, raising net proceeds of approximately $169.0 million after expenses. The Company used the net proceeds from these notes to redeem in August 2012 all 6,000,000 shares of our 7 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest at par plus accrued and unpaid distributions (approximately $150.0 million), and used the excess proceeds to partially fund certain acquisitions.

        On March 5, 2013, the Company completed an underwritten public offering of 34,500,000 Common Shares. This offering raised net proceeds of approximately $626.9 million. Net proceeds from this offering were used to fund the purchase of the Company's outstanding notes pursuant to the debt tender offer referred to below.

        On March 25, 2013, the Company completed the purchase of approximately $670.3 million aggregate principal amount of our outstanding 5.75% Senior Notes due February 15, 2014, 6.40% Senior Notes due February 15, 2015, 5.75% Senior Notes due November 1, 2015 and 6.25% Senior Notes due August 15, 2016 in total validly tendered pursuant to our previously announced debt tender offer.

        On October 18, 2013, the Company redeemed all of our outstanding 5.75% Senior Notes due 2014 at a redemption price equal to the principal amount of approximately $99.0 million, plus accrued and unpaid interest to the date of redemption.

Annex II-1

Acquisitions and Dispositions of the Company's Common Shares

Participant	Purchase	Date
Adam D. Portnoy	2,000	May 8, 2012
	7,500	September 14, 2012
	2,000	May 14, 2013
	7,500	September 13, 2013
Barry M. Portnoy	6,313	November 28, 2011
	5,027	February 24, 2012
	2,000	May 8, 2012
	5,946	May 30, 2012
	7,347	August 29, 2012
	3,977	November 27, 2012
	3,320	February 26, 2013
	2,000	May 14, 2013
	2,837	May 28, 2013
	2,406	August 28, 2013
	2,551	November 27, 2013
William A. Lamkin	2,000	May 8, 2012
	2,000	May 14, 2013
Joseph L. Morea	2,000	July 18, 2012
	2,000	May 14, 2013
Frederick N. Zeytoonjian	2,000	May 8, 2012
	2,000	May 14, 2013
Ronald J. Artinian	1,000	January 14, 2014
John C. Popeo	7,500	September 14, 2012
	7,500	September 13, 2013
David M. Lepore	3,750	September 14, 2012
	4,500	September 13, 2013
Jennifer Clark	7,500	September 14, 2012
	7,500	September 13, 2013
David J. Hegarty	1,000	September 14, 2012
	1,000	September 13, 2013
David M. Blackman	3,750	September 14, 2012
	4,500	September 13, 2013
Mark. L. Kleifges	3,750	September 14, 2012
	4,500	September 13, 2013
Thomas M. O'Brien	3,750	September 14, 2012
	3,750	September 13, 2013
Richard Doyle	1,000	September 14, 2012
	1,000	September 13, 2013
John G. Murray	1,000	September 14, 2012
	1,000	September 13, 2013
Timothy A. Bonang	700	September 14, 2012
	700	September 13, 2013

        WE URGE SHAREHOLDERS TO REJECT THE RELATED/CORVEX CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

        DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD MAY CONTINUE TO ACT IN YOUR AND THE COMPANY'S BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

Annex II-2

ANNEX III
CERTAIN ADDITIONAL INFORMATION

CURRENT TRUSTEES AND EXECUTIVE OFFICERS OF THE COMPANY

        The following are the ages and recent principal occupations, as of January 14, 2014, of the Trustees and executive officers of the Company. Unless otherwise specified, the business address of the Trustees and executive officers is c/o CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Included in each Trustee's biography below is an assessment of such Trustee based on the qualifications, attributes, skills and experience the Board has determined are important to be represented on the Board as a whole, in light of the Company's long term interests. For a general discussion of the particular Trustee qualifications, attributes, skills and experience, and the process for selecting and nominating individuals for election to serve as a Trustee, please see "Selection of Candidates for Trustees" later on in this Annex III to the consent revocation statement.

Trustees

RONALD J. ARTINIAN	Independent Trustee since 2014
Group/Term: Group III with a term expiring at the 2016 annual meeting of shareholders
Age: 65
Board Committees: To Be Determined
Other Public Company Boards: First Real Estate Investment Trust of New Jersey (since 1992)

Mr. Artinian has been a private investor since 1998. Mr. Artinian was an Executive Vice President, Senior Managing Director and National Sales Manager in the Fixed Income Sales Group at Smith Barney Inc. from 1989 to 1998. Mr. Artinian was previously Executive Vice President and National Sales Manager in the Fixed Income Sales Group at Lehman Brothers,  Inc., from 1982 to 1989. Since 2006, Mr. Artinian has served on the board of trustees of the Reserve Funds, a group of public mutual funds. Mr. Artinian has also served as the lead independent trustee of the Reserve Funds and a member of the Audit Committee. Mr. Artinian previously served on the board of directors as well as a member of the audit and finance committees of NYMAGIC, Inc., an insurance holding company, and on the board of directors and a member of the audit committee of Laser Mortgage Management, Inc., a specialty finance company that primarily invested in mortgage loans, both of which were listed on the NYSE.

Specific Qualifications, Attributes, Skills and Experience:
• service on the board and board committees of a number of public companies, including another REIT, an insurance holding company and a group of mutual funds;
• service as a lead independent trustee of a group of public mutual funds;

Annex III-1

• experience in serving on the board of a public company with an external manager;
• experience as an investment banker and in the credit industry;
• professional skills, training and expertise in finance matters;
• demonstrated management ability; and
• qualifying as an Independent Trustee in accordance with the requirements of the NYSE and the SEC, and the Company's Declaration of Trust and Bylaws.
WILLIAM A. LAMKIN	Independent Trustee since 2006
Group/Term: Group II with a term expiring at the 2015 annual meeting of shareholders
Age: 54
Board Committees: Audit (Chair); Compensation; Nominating and Governance
Other Public Company Boards: Hospitality Properties Trust (since 2007); Select Income REIT (since 2012)

Mr. Lamkin has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since 2003. Previously, he was employed as a financial consultant and as an investment banker, including as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated. Prior to working as a financial consultant and as an investment banker, Mr. Lamkin was a practicing attorney.

Specific Qualifications, Attributes, Skills and Experience:
• experience in and knowledge of the commercial real estate and investment banking industries;
• work on and with public company boards and board committees;
• demonstrated management ability;
• experience in capital raising and strategic business transactions;
• professional training, skills and expertise in, among other things, legal and finance matters;
• institutional knowledge gained through service on the Board for eight years; and
• qualifying as an Independent Trustee in accordance with the requirements of the NYSE and the SEC, and the Company's Declaration of Trust and Bylaws.

Annex III-2

ANN LOGAN	Independent Trustee since 2014
Group/Term: Group II with a term expiring at the 2015 annual meeting of shareholders
Age: 59
Board Committees: To Be Determined

Ms. Logan served as an independent director of PHH Corporation, a NYSE-listed company providing mortgage and fleet management services, from 2005 to 2010. As a director of PHH Corporation, Ms. Logan chaired the Finance and Risk Management Committee and served on the Audit and Compensation Committees. Ms. Logan was also previously employed in various senior executive capacities at the Federal National Mortgage Association, a government sponsored enterprise which serves to expand the secondary mortgage market by securitizing mortgages, from 1985 to 2000, including as Executive Vice President of the Single-Family Mortgage Business from 1998 to 2000, and Executive Vice President and Chief Credit Officer from 1993 to 1998.

Specific Qualifications, Attributes, Skills and Experience:
• experience in the mortgage and credit industries;
• valuable perspective on the broader real estate industry;
• professional skills, training and expertise in finance and risk management matters;
• demonstrated management ability;
• service on the board and board committees of a number of organizations, including a public mortgage and fleet services company, and experience as a senior executive of a public company; and
• qualifying as an Independent Trustee in accordance with the requirements of the NYSE and the SEC, and the Company's Declaration of Trust and Bylaws.

Annex III-3

JOSEPH L. MOREA	Independent Trustee since 2012
Group/Term: Group III with a term expiring at the 2016 annual meeting of shareholders
Age: 58
Board Committees: Audit; Compensation; Nominating and Governance (Chair)

Mr. Morea was a Vice Chairman and Managing Director, serving as head of U.S. Equity Capital Markets, at RBC Capital Markets, an international investment bank, from 2003 until 2012. From 2008 to 2009, Mr. Morea also served as the head of U.S. Investment Banking for RBC Capital Markets. Previously, Mr. Morea was employed as an investment banker, including as a Managing Director and the co-head of U.S. Equity Capital Markets at UBS, Inc., the Chief Operating Officer of the Global Investment Banking Division and head of U.S. Equity Capital Markets at PaineWebber, Inc. and a Managing Director of Equity Capital Markets at Smith Barney, Inc. Prior to working as an investment banker, Mr. Morea was employed as a certified public accountant.

Mr. Morea was not reelected to the Board by shareholders at the Company's 2013 annual meeting of shareholders. The Board understands that the election results of the meeting indicated a majority of shareholders were dissatisfied with the Board and wanted change in the Company's governance. The Board considered the shareholders' message in failing to re-elect Mr. Morea and balanced the vote results with the need to have three independent trustees to satisfy various NYSE listing and SEC requirements. In the face of the hostile activities of Related/Corvex, the Board determined that it may be difficult to identify other qualified candidates willing to serve at that time. In addition, Mr. Morea joined the Board in mid-2012 and brings experience and judgment to the Board that the Board believes is important to leading the Company through its current circumstance. As such, the Board determined it to be in shareholders' best interests to reappoint Mr. Morea to the Board. Mr. Morea accepted such reappointment with a commitment to respond to the shareholders' message and is actively engaged in the Board's efforts to enhance the Company's corporate governance.

Annex III-4

Specific Qualifications, Attributes, Skills and Experience:
• experience in and knowledge of the investment banking industry;
• demonstrated leadership and management abilities;
• experience in capital raising and strategic business transactions;
• professional training, skills and expertise in, among other things, finance matters; and
• qualifying as an Independent Trustee in accordance with the requirements of the NYSE and the SEC, and the Company's Declaration of Trust and Bylaws.
ADAM D. PORTNOY	Managing Trustee since 2006
Group/Term: Group II with a term expiring at the 2015 annual meeting of shareholders
Age: 43

Other Public Company Boards: Hospitality Properties Trust (since 2007); Senior Housing Properties Trust (since 2007); Government Properties Income Trust (since 2009); RMR Real Estate Income Fund (and its predecessor funds) (since 2009); Select Income REIT (since 2011)

Mr. Portnoy has been the Company's President since 2011. He also served as the Company's Executive Vice President from 2003 through 2006. Mr. Portnoy was President of Government Properties Income Trust from 2009 until 2011. Mr. Portnoy has been an executive officer of RMR since 2003 and currently is the President, Chief Executive Officer and a Director of RMR. Additionally, Mr. Portnoy is an owner of RMR and of RMR Advisors, Inc. ("RMR Advisors"), an SEC registered investment advisor. Mr. Portnoy has been President and Director of RMR Advisors since 2007 and was a Vice President prior to that time since 2003. He has also been President of the RMR Funds since 2007. (RMR Real Estate Income Fund, its predecessor funds and RMR Funds Series Trust are collectively referred to herein as the "RMR Funds"). Prior to becoming President in 2007, Mr. Portnoy served as Vice President of the RMR Funds beginning in 2004. Prior to joining RMR in 2003, Mr. Portnoy held various positions in the finance industry and public sector, including working as an investment banker at Donaldson, Lufkin & Jenrette and ABN AMRO, working in private equity at the International Finance Corporation (a member of The World Bank Group) and DLJ Merchant Banking Partners, and serving as Chief Executive Officer of a telecommunications company. Mr. Portnoy is also currently a member of the Board of Trustees of Occidental College and serves as the Honorary Consul General of the Republic of Bulgaria to Massachusetts. Mr. Adam Portnoy is the son of Mr. Barry Portnoy, the Company's other Managing Trustee.

Annex III-5

Specific Qualifications, Attributes, Skills and Experience:
• extensive experience in and knowledge of the commercial real estate industry and REITs;
• leadership position with RMR;
• public company director service;
• demonstrated management ability;
• experience in investment banking and private equity;
• government organization service;
• institutional knowledge gained through service on the Board for eight years and in key leadership positions with the Company's manager for over ten years; and
• qualifying as a Managing Trustee in accordance with the requirements of the Company's Declaration of Trust and Bylaws.

BARRY M. PORTNOY	Managing Trustee since 1986
Group/Term: Group I with a term expiring at the 2014 annual meeting of shareholders.
Age: 68

Other Public Company Boards: Hospitality Properties Trust (since 1995); Senior Housing Properties Trust (since 1999); Five Star Quality Care, Inc. (since 2001); RMR Real Estate Income Fund (and its predecessor funds) (since 2002); TravelCenters of America LLC (since 2006); Government Properties Income Trust (since 2009); Select Income REIT (since 2011)

Mr. Portnoy is an owner of RMR and of RMR Advisors. Mr. Portnoy has been an owner and a Director of RMR (and its predecessor) since its founding in 1986, a full time employee of RMR since 1997, the Chairman of RMR since 1998 and a Director and Vice President of RMR Advisors since 2002. Mr. Portnoy was an Interested Trustee of RMR Funds Series Trust from shortly after its formation in 2007 until its dissolution in 2009. Mr. Portnoy practiced law for many years as a partner in, and chairman of, a law firm until 1997. Mr. Barry Portnoy is the father of Mr. Adam Portnoy, the Company's other Managing Trustee and President.

Annex III-6

Specific Qualifications, Attributes, Skills and Experience:
• demonstrated leadership capability;
• extensive experience in and knowledge of the commercial real estate industry and REITs;
• leadership position with RMR;
• extensive public company director service;
• professional skills and expertise in, among other things, legal and regulatory matters;
• institutional knowledge gained through prior service on the Board and in key leadership positions with the Company's manager; and
• qualifying as a Managing Trustee in accordance with the requirements of the Company's Declaration of Trust and Bylaws.
FREDERICK N. ZEYTOONJIAN	Independent Trustee since 1999
Group/Term: Group I with a term expiring at the 2014 annual meeting of shareholders
Age: 78
Board Committees: Audit; Compensation (Chair); Nominating and Governance
Other Public Company Boards: Senior Housing Properties Trust (since 2003)

Mr. Zeytoonjian is the founder and has been Chairman and Chief Executive Officer of Turf Products, LLC, one of the largest distributors of lawn care equipment in the United States, for over forty years.

Specific Qualifications, Attributes, Skills and Experience:
• demonstrated business leadership as a successful entrepreneur;
• work on public company boards and board committees;
• experience in and knowledge of commercial real estate;
• experience as Chief Executive Officer of a national operating business;
• financial background and his institutional knowledge gained through service on the Board for fifteen years; and
• qualifying as an Independent Trustee in accordance with the requirements of the NYSE and the SEC, and the Company's Declaration of Trust and Bylaws.

Annex III-7

Executive Officers

ADAM D. PORTNOY	President since 2011
Mr. Portnoy has been the Company's President since 2011, in addition to being one of the Company's Managing Trustees and having other experience as described above.
JOHN C. POPEO	Treasurer and Chief Financial Officer since 1999
Assistant Secretary since 2008
Age: 53

Mr. Popeo served as the Company's Secretary from 1999 to 2008. Mr. Popeo has also been Treasurer and Chief Financial Officer of Select Income REIT since its formation in 2011. Mr. Popeo has also been an Executive Vice President of RMR since 2008, and previously served as Treasurer of RMR from 1997 to 2012, as a Vice President from 1999 to 2006 and as a Senior Vice President from 2006 to 2008. Mr. Popeo served as Vice President of RMR Advisors from 2004 to 2009 and served as Vice President of the RMR Funds from shortly after their formation (the earliest of which was in 2002) until 2009. Mr. Popeo is a certified public accountant.

DAVID M. LEPORE	Chief Operating Officer since 2008
Senior Vice President since 1998
Age: 53

Mr. Lepore is primarily responsible for the operations of the Company's properties. Mr. Lepore has also been a Senior Vice President of RMR since 2006 and was a Vice President and served in other capacities prior to that time. Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator.

        Except as noted with regard to Mr. Barry Portnoy and Mr. Adam Portnoy, there are no family relationships among any of the Company's Trustees or executive officers. The Company's executive officers serve at the discretion of the Board.

        RMR is a privately owned company that provides management services to public and private companies, including the Company, Government Properties Income Trust, Hospitality Properties Trust, Select Income REIT, Senior Housing Properties Trust, Five Star Quality Care, Inc. and TravelCenters of America LLC. Government Properties Income Trust is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. Hospitality Properties Trust is a publicly traded REIT that primarily owns hotels and travel centers. Select Income REIT is a publicly traded REIT that primarily owns single tenant, net leased properties. Senior Housing Properties Trust is a publicly traded REIT that primarily owns senior living properties and medical office buildings. Five Star Quality Care, Inc. is a publicly traded real estate based operating company in the healthcare and senior living services business. TravelCenters of America LLC is a publicly traded real estate based operating company in the travel center and convenience store businesses. RMR Advisors, an affiliate of RMR, is an SEC registered investment adviser to the RMR Funds, which are or were investment companies registered under the Investment Company Act of 1940, as amended. The foregoing entities may be considered to be affiliates of the Company.

Annex III-8

TRUSTEE COMPENSATION

        The Compensation Committee is responsible for reviewing and determining the Common Share grants awarded to Trustees and making recommendations to the Board regarding cash compensation paid to Trustees for Board, committee and committee chair services. Under the Compensation Committee Charter, the committee is authorized to engage consultants or advisors in connection with its review and analysis of Trustee compensation, though it did not engage any consultants or advisors in 2013 with respect to Trustee compensation. Managing Trustees do not receive cash compensation for their services as Trustees but do receive Common Share grants. The amount of Common Shares granted to each Managing Trustee is the same amount granted to each Independent Trustee.

        All Trustees receive compensation in Common Shares to align the interests of Trustees with those of the Company's shareholders and to facilitate the Trustee share ownership policy set forth in the Company's Governance Guidelines, which is summarized below. In determining the amount and composition of each Trustee's compensation, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of Trustees generally, as well as committee chairs and the forms of compensation paid to trustees or directors by comparable companies, including the compensation of trustees and directors of other companies managed by RMR. The Board reviews the Compensation Committee's recommendations regarding Trustee cash compensation and determines the amount of such compensation.

Share Ownership Guidelines

        The Board believes it is important to align the interests of Trustees with those of the Company's shareholders and for Trustees to hold equity ownership positions in the Company. Accordingly, in January 2014, the Board amended the Company's Governance Guidelines to provide that each Trustee is expected to own at least 20,000 Common Shares within five years of the later of: (a) January 1, 2014 or (b) the annual meeting of shareholders of the Company at which the Trustee was initially elected or, if earlier, the first annual meeting of shareholders following the initial appointment of the Trustee to the Board. Compliance with these ownership guidelines is measured as of the end of each fiscal year. The policy includes limited exceptions for any Trustee who is prohibited by law or his or her employer from owning Common Shares. The Nominating and Governance Committee may also consider exceptions for any Trustee on whom this policy could impose a financial hardship.

2013 Annual Compensation

        After giving effect to changes approved by the Board on May 14, 2013, each Independent Trustee receives an annual fee of $35,000 for services as a Trustee, plus a fee of $1,000 for each meeting attended (prior to such date the meeting fee was $750). Up to two $1,000 fees (or if prior to May 14, 2013, two $750 fees) are paid if a Board meeting and one or more Board committee meetings are held on the same date. In addition, each Trustee received a grant of 2,000 of Common Shares in 2013.

        Each Independent Trustee who served as a committee chair of the Company's Audit, Compensation or Nominating and Governance Committees received an additional annual fee of $12,500, $7,500 and $7,500, respectively, for serving as chair. Trustees are reimbursed for out of pocket costs they incur in attending continuing education programs and for travel expenses incurred in connection with their duties as Trustees.

Annex III-9

2013 Trustee Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William A. Lamkin	$88,500	$40,260	—	$128,760
Joseph L. Morea	$84,750	$40,260	—	$125,010
Adam D. Portnoy(3)	$—	$40,260	—	$40,260
Barry M. Portnoy(3)	$—	$40,260	—	$40,260
Frederick N. Zeytoonjian	$85,500	$40,260	—	$125,760

(1)
The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees paid to each Independent Trustee. In addition to the $35,000 annual cash fees, each of Messrs. Lamkin, Morea and Zeytoonjian received an additional $12,500, $7,500 and $7,500, respectively, for service as a committee chair in 2013. Each of Messrs. Lamkin, Morea and Zeytoonjian received an additional $41,000, $42,250 and $43,000, respectively for meetings attended in 2013.

(2)
Equals the number of shares multiplied by the closing price of the Company's Common Shares on the grant date. This is also the compensation cost for the award recognized by the Company for financial reporting purposes pursuant to FASB Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"). No assumptions are used in this calculation.

(3)
The Managing Trustees do not receive cash compensation for their services as Trustees. The compensation of Mr. Adam Portnoy for his services as President is described below under "Executive Compensation."

CORPORATE GOVERNANCE

        The Company is committed to good corporate governance which promotes the long term interests of shareholders, strengthens Board and management accountability and helps build public trust in the Company. The Board has established Governance Guidelines which provide a framework for the effective governance of the Company. The guidelines address matters such as general qualification standards for the Board, Trustee responsibilities, Board meetings and committees, Trustee compensation, evaluation of management and management succession. The Board regularly reviews developments in corporate governance and updates the Company's Governance Guidelines and other governance materials as it deems necessary and appropriate.

        The governance section of the Company's website makes available the Company's corporate governance materials, including the Governance Guidelines, the charters for each Board committee, the Company's Code of Business Conduct and Ethics and information about how to report matters directly to management, the Board or the Audit Committee. To access these documents on the Company's website, www.cwhreit.com, click on "Investors" and then "Governance."

        Following the Company's 2013 annual meeting of shareholders, the Board and management engaged in significant shareholder outreach efforts. As of result of such efforts, the Company announced many corporate governance changes during 2013, as discussed herein. The Company has also revised the business management agreement with RMR to incorporate many shareholder suggestions to further align management's financial incentives with the returns realized by our shareholders. The Board and management continue to engage with shareholders and gather feedback as the Company explores further governance changes.

Board Leadership Structure

        The Board is comprised of both Independent Trustees and Managing Trustees, with 70% currently being Independent Trustees. The Company has announced that the Board intends to increase the ratio

Annex III-10

of Independent Trustees to total Trustees to at least 75% as described below. The Company's Managing Trustees have been employees, officers or directors of RMR or involved in the Company's day to day activities for at least one year. A description of the Company's Independent Trustees is included below under "Independence of Trustees." The Company's President is a member of the Board. The Company's Treasurer is not a member of the Board, but, at the invitation of the Board, he regularly attends Board meetings, as does the Company's Director of Internal Audit.

        On September 23, 2013, the Company announced that the Board intends to increase the size of the Board such that the ratio of Independent Trustees to total Trustees will increase to at least 75%. The Nominating and Governance Committee of the Board (which is comprised solely of Independent Trustees) retained the services of the executive search firm Korn/Ferry International ("Korn/Ferry") to help identify potential Independent Trustee candidates.

        On January 6, 2014, the Company announced the expansion of the Board from five to seven Trustees, and the appointment of Mr. Ronald Artinian and Ms. Ann Logan to the Board as new Independent Trustees. The Board expects that Mr. Artinian and Ms. Logan will serve on one or more Board committees. In order to achieve a ratio of 75% Independent Trustees, on January 6, 2014, the Nominating and Governance Committee extended an invitation to Mr. Keith Meister, Managing Partner of Corvex, to join the Board as an Independent Trustee. Mr. Meister effectively rejected this invitation on January 16, 2014. In light of Mr. Meister's effective rejection of this invitation, the Board plans to continue to work with Korn/Ferry to identify additional Independent Trustee candidates and increase the ratio of Independent Trustees to total Trustees to at least 75%. As further discussed below, under "Selection of Candidates for Trustees—Election Process", the Board has also resolved to recommend that the Company's shareholders approve an amendment to declassify the Board at the 2014 annual meeting of shareholders, such that commencing with the 2016 annual meeting all Trustees will be elected for one-year terms.

        Importantly, all Trustees play an active role in overseeing the Company's business both at the Board and committee levels. As set forth in the Company's Governance Guidelines, the core responsibility of the Trustees is to exercise sound, informed and independent business judgment in overseeing the strategic direction, oversight and control of the Company. The Trustees are skilled and experienced leaders and currently serve or have served as members of senior management in public, private for-profit and nonprofit organizations and law firms. The Trustees have been called upon to provide solutions to various complex issues and are expected to, and do, ask hard questions of the Company's officers and advisors. This is one of the many reasons the Trustees are well equipped to oversee the success of the business and provide advice and counsel to the Company's management.

        The Company does not currently have a Chairman of the Board or a Lead Independent Trustee. However, as discussed herein, the Company has increased the size of the Board and the number of Independent Trustees on the Board, and anticipates increasing the ratio of Independent Trustees to total Trustees to at least 75%. Once the composition of the Board is complete, the Company anticipates that the Independent Trustees of the expanded Board will designate a Lead Independent Trustee. The Company expects the Lead Independent Trustee would be appointed annually by the Independent Trustees and have robust responsibilities, including, but not limited to, approving meeting agendas for the Board and the authority to call meetings of the Independent Trustees.

        The Company's President, any Managing Trustee or any two Independent Trustees may call a special meeting. The Company's Managing Trustees, in consultation with the Company's Chief Financial Officer and Treasurer, generally set the agenda for the Board meetings. Any Independent Trustee may place an item on an agenda by providing notice to any Managing Trustee or the Company's Chief Financial Officer and Treasurer. Discussions at Board meetings are led by the Managing Trustee or Independent Trustee who is most knowledgeable on a subject. The Board is small, which facilitates informal discussions and communication from management to the Board and among Trustees.

Annex III-11

        Pursuant to the Company's Governance Guidelines, the Company's Independent Trustees meet at least once each year without management. The presiding Trustee at these meetings is the Chair of the Audit Committee, unless the Independent Trustees in attendance select another Independent Trustee to preside. The Company's Independent Trustees also meet to consider Company business without the attendance of the Managing Trustees or officers, and they meet separately with the Company's officers, with the Company's Director of Internal Audit and with the Company's outside accountants. In such meetings of the Company's Independent Trustees, the Chair of the Audit Committee presides unless the Independent Trustees determine otherwise. The Board expects that once a Lead Independent Trustee is designated, he or she will preside at these meetings.

        In 2013, the Board held 32 meetings. In 2013, each Trustee attended 75% or more of the aggregate of all meetings of the Board and the committees on which he served. All of the Trustees in 2013 attended last year's annual meeting of shareholders. The Company's policy with respect to Board members' attendance at the annual meetings of shareholders can be found in the Company's Governance Guidelines, the full text of which appears at the Company's website, www.cwhreit.com.

Independence of Trustees

        Under the corporate governance listing standards of the NYSE, the Board must consist of a majority of independent Trustees. Under NYSE corporate governance listing standards, to be considered independent:

  •
  the Trustee must not have a disqualifying relationship, as defined in these NYSE standards; and

  •
  the Board must affirmatively determine that the Trustee otherwise has no material relationship with the Company directly, or as an officer, shareholder or partner of an organization that has a relationship with the Company. To aid in the Trustee independence assessment process, the Board has adopted written Governance Guidelines that address the consideration and approval of any related person transactions, as defined below.

        The Company's Declaration of Trust and Bylaws also require that a majority of the Board be Independent Trustees. Under the Company's Bylaws, Independent Trustees are not employees of RMR, are not involved in the Company's day to day activities and are persons who qualify as independent under the Company's Declaration of Trust and Bylaws and the applicable rules of the NYSE and SEC.

        The Board regularly, and at least annually, affirmatively determines annually whether Trustees have a direct or indirect material relationship with the Company, including the Company's subsidiaries, other than serving as the Company's Trustees. In making independence determinations, the Board observes NYSE and SEC criteria, as well as the Company's Bylaws. When assessing a Trustee's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the Trustee's standpoint, but also from that of the persons or organizations with which the Trustee has an affiliation. The Board has determined that Messrs. Artinian, Lamkin, Morea and Zeytoonjian and Ms. Logan currently qualify as independent trustees under applicable NYSE rules and are Independent Trustees under the Company's Declaration of Trust and Bylaws. In making these determinations, the Board reviewed and discussed additional information provided by the Trustees and the Company with regard to each of the Independent Trustees' relationships with RMR, the companies to which RMR and its affiliates provide management and advisory services and other entities with an interest in the Company. The Board has concluded that none of these five Trustees possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a Trustee or that could otherwise be a direct or indirect material relationship under applicable NYSE standards.

Annex III-12

Board Committees

        The Board has an Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee has adopted a written charter, copies of which may be obtained free of charge at the Company's website, www.cwhreit.com, by clicking on "Investors" and then "Governance." Shareholders may also request copies free of charge by writing to the Company's Secretary, CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

        The Audit, Compensation and Nominating and Governance Committees are comprised solely of Independent Trustees and an Independent Trustee serves as Chair of each committee. The Chairs of the Audit, Compensation and Nominating and Governance Committees set the agendas for their respective committee meetings but committee members, the Company's Managing Trustees or members of management may suggest agenda items to be considered by these committees. Additionally, the charter of each of the standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter. Additional information about the committees is provided below.

Audit Committee

        Committee Chair:    William A. Lamkin

        Additional Committee Members:    Joseph L. Morea, Frederick N. Zeytoonjian

        Meetings held in 2013:    7

        Primary Responsibilities.    The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities for oversight of: (1) the integrity of the Company's financial statements; (2) the Company's compliance with legal and regulatory requirements; (3) the Company's independent registered public accounting firm's qualifications and independence; and (4) the performance of the Company's internal audit function and independent auditors. Under its charter, the Audit Committee has the final authority and responsibility to select the Company's independent registered public accounting firm.

        Independence.    Each member of the Audit Committee meets the independence requirements of the NYSE, the Exchange Act and the Company's Governance Guidelines. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Board has determined that Mr. Lamkin is the Audit Committee's "financial expert" and is independent as defined by the rules of the SEC and the NYSE. The Board's determination that Mr. Lamkin is the Audit Committee's financial expert was based upon: (i) his current position as a partner of Ackrell Capital LLC, an investment banking firm and (ii) his prior experience (a) as a financial consultant; (b) as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated; and (c) in various investment banking positions with Donaldson, Lufkin & Jenrette and PaineWebber and Kidder, Peabody, where his work included real estate investment banking and project lease financing matters.

Compensation Committee

        Committee Chair:    Frederick N. Zeytoonjian

        Additional Committee Members:    William A. Lamkin, Joseph L. Morea

        Meetings held in 2013:    10

Annex III-13

        Primary Responsibilities.    The Compensation Committee's primary responsibilities include: (1) reviewing the terms of RMR's business management and property management agreements with the Company, evaluating the performance of RMR under those agreements, approving the fees and certain other costs that the Company is required to pay under those agreements and making determinations regarding continuance of or changes to those agreements; (2) evaluating the performance of the Company's President and determining and approving any compensation, including any equity compensation, paid directly by the Company to the Company's President; (3) evaluating the performance of the Company's Director of Internal Audit and determining the compensation payable to him and the costs of the Company's internal audit function generally; (4) evaluating, approving and administering all of the Company's equity compensation plans; (5) evaluating whether the Company's executive compensation programs encourage appropriate levels of risk taking by the Company's executives; and (6) reviewing and considering the incentives and risks associated with the Company's compensation policies and practices.

        Independence.    Each member of the Compensation Committee meets the independence requirements of the NYSE.

Nominating and Governance Committee

        Committee Chair:    Joseph L. Morea

        Additional Committee Members:    William A. Lamkin, Frederick N. Zeytoonjian

        Meetings held in 2013:    2

        Primary Responsibilities.    The responsibilities of the Nominating and Governance Committee include: (1) identification of individuals qualified to become members of the Board and recommending to the Board the nominees for Trustee for each annual meeting of shareholders or when Board vacancies occur; (2) development and recommendation to the Board of governance guidelines; and (3) evaluation of the performance of the Board.

        Independence.    Each member of the Nominating and Governance Committee meets the independence requirements of the NYSE.

Board Oversight of Risk

        The Board is elected by the shareholders to oversee shareholders' long term interest in the Company's business and its financial strength. In order to fulfill the Board's responsibilities, it oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company's compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board's understanding and oversight of the various risks facing the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company's business strategy.

Oversight of Risk

  •
  The Board oversees risk management.

  •
  Board committees, which meet regularly and report back to the Board, play significant roles in carrying out the risk oversight function.

  •
  RMR and the Company's officers and Director of Internal Audit help evaluate and implement risk management.

        The Board oversees risk as part of its general oversight of the Company, and oversight of risk is addressed as part of various Board and Board committee activities and through regular and special

Annex III-14

Board and Board committee meetings. The actual day to day business of the Company is conducted by RMR, and RMR and the Company's officers and Director of Internal Audit implement risk management in its activities.

        In discharging their oversight responsibilities, the Board and Board committees regularly review a wide range of reports provided to them by RMR and other service providers, including:

  •
  reports on market and industry conditions;

  •
  operating and compliance reports;

  •
  financial reports;

  •
  reports on risk management activities; and

  •
  legal proceedings updates and reports on other business related matters.

        The Board and Board committees discuss these matters among themselves and with representatives of RMR, the Director of Internal Audit, counsel and the Company's independent auditors.

        The Audit Committee, which meets at least quarterly and reports its findings to the Board, performs a lead role in helping the Board fulfill its responsibilities for oversight of the Company's financial reporting, internal audit function, risk management and the Company's compliance with legal and regulatory requirements. The Board and Audit Committee review periodic reports from the Company's independent auditors regarding potential risks, including risks related to the Company's internal controls. The Audit Committee also annually reviews, approves and oversees an internal audit plan developed by the Company's Director of Internal Audit with the goal of helping the Company systematically evaluate the effectiveness of its risk management, control and governance processes, and periodically meets with the Company's Director of Internal Audit to review the results of the Company's internal audits, and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of the Company's risk management.

        The Compensation Committee also evaluates the performance of the Company's Director of Internal Audit and RMR's performance under the Company's business and property management agreements, including any perceived risks created by RMR's compensation under those agreements. Also, the Compensation Committee and the Board consider the fact that the Company has a share grant program that requires share grants to vest over a period of years, rather than a stock option program such as is employed by many other publicly owned companies. The Company believes that the use of share grants vesting over time rather than stock options mitigates the incentives for the Company's management to undertake undue risks and encourages management to make longer term, less risk prone decisions.

        While a number of risk management functions are performed, it is not possible to identify all of the risks that may affect the Company or to develop processes and controls to eliminate all risks and their possible effects, and processes and controls employed to address risks may be limited in their effectiveness. Moreover, it is necessary for the Company to bear certain risks to achieve our objectives. As a result of the foregoing and other factors, the Company's ability to manage risk is subject to substantial limitations.

        To learn more about the risks facing the Company, you can review the factors included in Part I, "Item 1A. Risk Factors" and "Warning Concerning Forward Looking Statements" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risks described in those filings are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial also may materially adversely affect the Company's business, financial condition or results of operations in future periods.

Annex III-15

Shareholder Engagement

        The Board believes that accountability to shareholders is a mark of good governance and critical to the Company's success. To that end, the Board has established dedicated resources to actively engage with shareholders on a variety of topics to ensure that the Company is addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices.

        The Board and management have engaged in significant shareholder outreach efforts in connection with the Company's announcement of extensive corporate governance and management compensation changes. The Company has incorporated many shareholder suggestions into the amended and restated business management agreement with RMR and the governance changes discussed herein. The Board and management continue to engage with shareholders and gather feedback as the Company explores further corporate governance changes.

        In addition to this direct engagement, a number of mechanisms allow shareholders to effectively communicate a point of view with the Board, including:

  •
  the ability to submit shareholder nominations and proposals (see "Selection of Candidates for Trustees—Shareholder Nominations and Other Proposals", below);

  •
  the ability to direct communications to individual Trustees or the entire Board (see "Communication with the Board of Trustees", below); and

  •
  the ability to attend and voice opinions at the annual meeting of shareholders.

Communication with the Board of Trustees

        The Board has established a process to facilitate communication by shareholders and other interested parties with Trustees. Communications can be addressed to Trustees in care of the Director of Internal Audit, CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or sent by filling out a report at the Company's website, www.cwhreit.com. In addition, shareholders and other interested parties may call the Company's toll-free confidential message system at (866) 511-5038.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics. The Company's Trustees, executive officers and persons involved in the Company's business can ask questions about the Company's Code and other ethics and compliance issues, or report potential violations as follows: by writing to the Director of Internal Audit at CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts 02458; by calling toll-free (866) 511-5038; by emailing Internal.Audit@cwhreit.com; or by filling out a report by visiting the Company's website, www.cwhreit.com, clicking "Investors," clicking "Governance" and then clicking "Governance Hotline."

Trading Policies

        Pursuant to the Company's insider trading policy, Trustees and executive officers are required to obtain pre-approval from at least two designated individuals before trading or agreeing to trade in any security, including derivative securities of the Company. Additionally, the Company's insider trading policy prohibits (i) the Company's Trustees and officers, (ii) the trustees and officers of the Company's subsidiaries, (iii) RMR and its directors, officers and employees, (iv) contractors and agents of the Company and (v) contractors and agents of RMR, to the extent they are involved in RMR's services to the Company, from, directly or indirectly through family members or others, purchasing or selling the Company's Common Shares or other equity or debt securities. while in possession of material, non-public information concerning the Company. In addition, this prohibition applies to trading in the securities of other publicly held companies to which RMR provides management services on the basis of material, non-public information learned in the course of performing duties for the Company.

Annex III-16

SELECTION OF CANDIDATES FOR TRUSTEES

        The Board is elected by the shareholders to oversee shareholders' interest in the long term success of the Company's business and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the Company's officers, who are charged by the Board with conducting the business of the Company.

Election Process

        The Company's Declaration of Trust provides that the number of Trustees shall be determined by the Board. Currently, the number of the Company's Trustees is fixed at seven. The Trustees currently serve staggered, three year terms; however, on December 23, 2013, the Company announced that the Board has approved an amendment to the Company's Declaration of Trust to permit the annual election of all of the Trustees and determined to recommend that shareholders approve such amendment at the 2014 annual meeting of shareholders. If this amendment is approved by the Company's shareholders, commencing with the 2014 annual meeting of the Company's shareholders, the Trustees whose terms expire at the annual meeting will stand for election at the meeting for one-year terms expiring at the next annual meeting of the Company's shareholders. Trustees whose terms will expire in 2015 and 2016 will hold office until the end of their current terms. All Trustees will stand for election at the 2016 annual meeting, and thereafter, for one year terms. In all cases, each Trustee will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

        In furtherance of the Board's determination to recommend the annual election of Trustees, the Board also elected that the Board not be staggered pursuant to Section 3-803 of the Unsolicited Takeovers Act. The Unsolicited Takeovers Act makes available to Maryland corporations and REITs, including the Company, various measures to resist an unsolicited takeover. These measures include allowing the boards of public Maryland corporations and REITs to elect to be classified pursuant to Section 3-803 thereof at any time, despite contrary provisions of their governing documents and without shareholder approval. Although the Board has no current intention of electing to be classified pursuant to Section 3-803 in the future, the Company's Board may determine to do so at a later date in accordance with its duties and any applicable provisions of Maryland law.

Trustee Nominations

        The Nominating and Governance Committee is responsible for identifying and evaluating nominees for Trustee and for recommending to the Board nominees for election at each annual meeting of shareholders. Nominees may be suggested to the Committee by Trustees, the Company's officers, shareholders or, in some cases, by a third party firm.

        The Company did not receive any shareholder recommendations or nominations for the Board for the 2013 annual meeting of shareholders, except the nominations made by the Board and recommendations by the Nominating and Governance Committee.

        Shareholder Recommendations for Nominees.    Shareholders who would like the Nominating and Governance Committee to consider their recommendations for nominees for the position of Trustee should submit their recommendations in writing by mail to the Chair of the Nominating and Governance Committee and the Company's Secretary at CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or by e-mail to secretary@cwhreit.com. A shareholder's recommendation should contain or be accompanied by the information and documents required by the Company's Bylaws and other information that the recommending shareholder believes to be relevant or helpful to the Nominating and Governance Committee's deliberations. The Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Recommendations by

Annex III-17

shareholders that are made in accordance with these procedures will be considered by the Nominating and Governance Committee in its discretion using the same criteria as the other candidates considered by the Committee.

        Shareholder Nominations for Trustee.    The Company's Bylaws also provide that shareholders of the Company may nominate a person for election to the Board. For more information on how shareholders can nominate Trustees for election to the Board, refer to "Shareholder Nominations and Other Proposals", below.

Trustee Qualifications

        Trustees are responsible for overseeing the Company's business consistent with their duties to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements that are applicable to all Trustees and other skills and experience that should be represented on the Board as a whole, but not necessarily by each Trustee. The Board and the Nominating and Governance Committee consider the qualifications of Trustees and Trustee candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.

Qualifications for All Trustees

        In its assessment of each potential candidate, including those recommended by shareholders, the Nominating and Governance Committee considers the potential nominee's integrity, experience, achievements, judgment, intelligence, competence, personal character, likelihood that a candidate will be able to serve on the Board for an extended period and other matters that the Nominating and Governance Committee deem appropriate. The Nominating and Governance Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

        The Board and Nominating and Governance Committee require that each Trustee be a recognized person of high integrity with a proven record of success in his or her field. Each Trustee must demonstrate the ability to make independent analytical inquiries, familiarity with and respect for corporate governance requirements and practices and a commitment to serving the Company's long term best interests. In addition, the Nominating and Governance Committee conducts interviews of potential Trustee candidates to assess intangible qualities, including the individual's ability to ask difficult questions and, simultaneously, to work collegially. The Board does not have a specific diversity policy in connection with the selection of nominees for Trustee, but due consideration is given to the Board's desire for an overall balance of diversity, including professional background, experience, perspective, gender and ethnicity.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

        The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company's long term interests. The following table summarizes certain key characteristics of the Company's business and the

Annex III-18

associated qualifications, attributes, skills and experience that the Board believes should be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills and Experience
The Company's business involves complex financial and real estate transactions.	• High level of financial literacy • Knowledge of commercial real estate industry and REITs
• Management/leadership experience
• Institutional knowledge
• Familiarity with the public capital markets
• Work experience
The Board must constantly evaluate the Company's strategic plan in light of current real estate trends.	• Experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing
• Commitment to serve on the Board over a period of years in order to develop knowledge about the Company's operations
• Understanding of the impact of financial market trends on the real estate industry
The Board meets frequently and, at times, on short notice to consider time-sensitive issues.	• Sufficient time and availability to devote to Board and committee matters
• Practical wisdom and mature judgment
• Flexibility
The Board's responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight/management expertise • Service on other public company boards and committees • Operating business experience

Shareholder Nominations and Other Proposals

        Deadlines for Shareholder Nominations if the Entire Board is Removed and a Special Meeting is Called to Elect Replacement Trustees.    If the Related/Corvex consent solicitation is successful in removing the Company's entire Board of Trustees, without cause, the Company's officers will promptly call a special meeting of shareholders for the purpose of electing new Trustees. In order for a shareholder to propose a nominee for election to the Board at this special meeting, the shareholder must comply with the advance notice and other requirements set forth in the Company's Bylaws and the Panel Findings, which include, among other things, requirements as to the shareholder's timely delivery of advance notice, ownership of 1%, or $2,000 in market value, of the Company's Common Shares continuously for one year, holding of a share certificate for such amount of shares at the time of the advance notice and submission of specified information. To be timely, shareholder nominations must be received by the Company's Secretary at the Company's principal executive offices, in accordance with the requirements of the Bylaws, not later than 5:00 p.m. Eastern Time on the 10th day following the day on which public announcement is first made of the date of the special meeting.

        2014 Annual Meeting Deadlines for Shareholder Nominations and Shareholder Proposals Not Made Pursuant to Rule 14a-8 under the Exchange Act.    In order for a shareholder to properly propose a nominee for election to the Board or propose business outside of Rule 14a-8 under the Exchange Act at the Company's 2014 annual meeting of shareholders, the shareholder(s) must comply with the advance notice and other requirements set forth in the Company's Bylaws, which include, among other things, requirements as to the shareholder's timely delivery of advance notice, ownership of 1%, or

Annex III-19

$2,000 in market value, of the Company's Common Shares continuously for one year, holding of a share certificate for such amount of shares and submission of specified information. On November 24, 2013, in connection with the setting of the date for the Company's 2014 annual meeting of shareholders for June 13, 2014, the Board approved an amendment to the Company's Bylaws to move the time for shareholders to submit to the Company's Secretary nominations and proposals of other business for consideration at the Company's 2014 annual meeting of shareholders. To be timely, shareholder nominations and proposals intended to be made outside of Rule 14a-8 under the Exchange Act at the Company's 2014 annual meeting of shareholders must be received by the Company's Secretary at the Company's principal executive offices, in accordance with the requirements of the Bylaws, not later than 5:00 p.m. Eastern Time on March 24, 2014 and not earlier than February 21, 2014.

        2014 Annual Meeting Deadlines for Shareholder Proposals Pursuant to Rule 14a-8 under the Exchange Act.    Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must have been received at the Company's principal executive offices on or before October 28, 2013 in order to be included in the Company's proxy statement for the 2014 annual meeting of shareholders, provided that, if the 2014 annual meeting of shareholders is held on a date that is more than 30 days before or after May 14, 2014, such a proposal must be submitted within a reasonable time before the Company begins to print its proxy materials. Under Rule 14a-8, the Company is not required to include shareholder proposals in its proxy materials unless conditions specified in the rule are met.

        The foregoing description of the requirements for a shareholder to propose a nomination for election to the Board at an annual meeting or, if necessary, a special meeting called in the event Related/Corvex is successful in removing all of the Trustees, or other business for consideration at an annual meeting is only a summary and is not a complete listing of all requirements. Copies of the Bylaws and Panel Findings, including the requirements for shareholder nominations and other proposals, may be obtained by writing to the Company's Secretary at CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or from the SEC's website, at www.sec.gov. Any shareholder considering making a nomination or other proposal should carefully review and comply with those provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        This Compensation Discussion and Analysis provides a detailed description of the Company's executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis discusses the compensation of the Company's named executive officers for 2013 (i.e., officers for whom compensation disclosure is required to be made herein under SEC rules), who were:

Name	Title
Adam D. Portnoy	President
John C. Popeo	Treasurer and Chief Financial Officer
David M. Lepore	Chief Operating Officer and Senior Vice President

        The Company does not have any employees. Except for the restricted share grant agreements discussed below under "Change in Control", none of the Company's named executive officers has an employment agreement with the Company or any agreement that becomes effective upon his termination or a change in control of the Company. The Company's manager, RMR, provides services that otherwise would be provided by employees. RMR conducts the Company's day to day operations on the Company's behalf and compensates the Company's named executive officers, Messrs. Adam Portnoy, John Popeo and David Lepore, directly and in its sole discretion in connection with their services rendered to RMR and to the Company. The Company does not pay its named executive

Annex III-20

officers salaries or bonuses or provide other compensatory benefits except for the grants of shares under the Company's share award plan discussed below. Although the Compensation Committee reviews and approves the Company's business management and property management agreements with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as the Company's Director of Internal Audit. The Company's payments to RMR are described under the heading "Related Person Transactions" in this Annex III to this consent revocation statement.

Compensation Philosophy

        The Company's compensation program for its executive officers consists of grants of shares under the Company's share award plan. The Compensation Committee believes that these share grants recognize the Company's executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future performance and align the interests of the executive officers with those of the Company's shareholders.

Overview of 2013 Compensation Actions

        In September 2013, the Chair of the Compensation Committee met with the Managing Trustees and the chairs of the compensation committees of the other public REITs and the operating companies for which RMR provides management services. RMR provides management services to: Government Properties Income Trust, Hospitality Properties Trust, Select Income REIT, Senior Housing Properties Trust, Five Star Quality Care, Inc., and TravelCenters of America LLC. The purpose of this meeting was, among other things, to discuss compensation philosophy and factors that may affect compensation decisions, to consider the compensation payable to the Company's Director of Internal Audit (who provides services to the Company and to other companies managed by RMR), to consider the allocation of internal audit and related services costs among the Company and other companies to which RMR provides internal audit and related services, to provide a comparative understanding of potential share grants by the Company and the operating companies to which RMR provides management services and to hear and consider recommendations from the Managing Trustees concerning potential share grants. The share grants made by the other companies managed by RMR are considered to be appropriate comparisons because of the similarities between certain services the Company requires from our share grantees and the services provided by grantees providing similar services to these other companies. Subsequent to this meeting, the members of the Compensation Committee held a meeting at which the Committee Chair provided a report of the information discussed with the Managing Trustees and others, and made recommendations for share grants to the Company's named executive officers. The Compensation Committee then discussed these recommendations and other factors, including the following factors for the 2013 share grants: (i) the value of the proposed share grants; (ii) the historical awards previously granted to each named executive officer and the corresponding values at the time of the grants; (iii) the recommendations of RMR as presented by the Managing Trustees; (iv) the value of share grants to named executive officers providing comparable services at other REITs and companies managed by RMR; (v) changes, if any, in the responsibilities assigned to, or assumed by, each named executive officer during the past year and on a going forward basis; (vi) the length of historical services to the Company by each named executive officer; (vii) the responsibilities of each named executive officer and the Compensation Committee's perception regarding the quality of the services provided by each named executive officer in carrying out those responsibilities; and (viii) the Company's financial and operating performance in the past year and the Company's perceived future prospects. The Compensation Committee considered these multiple factors in determining whether to increase or decrease the amounts of the prior year's grants. There was no formulaic approach in the use of these various factors in determining the number of shares to award to each executive officer. The share amounts were determined on a subjective basis, using the various factors, in the Compensation Committee's sole discretion. The named executive officers (other than Mr. Adam Portnoy) did not participate in these meetings and were not involved in

Annex III-21

determining or recommending the amount or form of executive compensation they receive from the Company. The Company's President, Mr. Adam Portnoy, in his capacity as a Managing Trustee of the Company and as president of RMR, participated in these meetings and in share grant recommendations. The Compensation Committee did not engage a compensation consultant to participate in the determination or recommendation of the amount or form of executive compensation.

Analysis of 2013 Grants under the Share Award Plan

        Although the Company does not pay any cash compensation directly to its officers and has no employees, the Company has adopted the share award plan to reward the Company's named executive officers and other RMR employees who provide services to the Company and to foster a continuing identity of interest between them and the Company's shareholders. The Company awards shares under the share award plan to recognize the named executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the Company's executives with those of the Company's other shareholders and motivate the executives to remain employees of the Company's manager and to continue to provide services to the Company through the term of the awards.

        Under its charter, the Compensation Committee evaluates, approves and administers the Company's equity compensation plans, which currently consist solely of the share award plan providing for the grants of the Common Shares. The Compensation Committee has historically determined to use grants of restricted Common Shares rather than stock options as equity compensation. Because the value of the Common Shares may be determined in part by reference to its dividend yield relative to market interest rates rather than by its potential for capital appreciation, the Company believes a conventional stock option plan might not provide appropriate incentives for management for a business like that of the Company, but a share grant plan may create a better identity of interests between management and other shareholders. Also, because the Company believes a stock option plan could have the potential to encourage excessive short term risk taking, the Company has historically granted restricted shares rather than stock options.

        The Compensation Committee uses comparative information about other REITs managed by RMR as additional data to help it determine whether it is awarding share amounts that are reasonable based on the characteristics of those REITs and their respective officers. The Compensation Committee also considers the size and structure of the other REITs and other RMR managed businesses, and the experience, length of service and scope of duties and responsibilities of the officers at these other companies to assess the appropriateness of the value of the share awards proposed for the Company's officers in light of the proposed awards for officers with comparable roles at the other companies. The Compensation Committee reviewed the compensation data regarding the other REITs and their officers, together with the other factors discussed above, but the Compensation Committee did not undertake a detailed comparison of the named executive officers across the REITs or other companies managed by RMR or assign weight to any particular characteristic of these other companies or their officers because the Compensation Committee determines the share amounts in its sole discretion on a non-formulaic basis. In 2013, the Compensation Committee considered the foregoing factors and decided to award the same number of shares to the Company's named executive officers as were awarded in 2012 in accordance with the recommendation of the Company's Managing Trustees. In 2013, the Compensation Committee also determined that it would be appropriate to provide that unvested share awards under the share award plan, including those held by the Company's named executive officers, would vest upon the occurrence of certain corporate "change in control" events. For more information on potential payments upon a change in control, see "Executive Compensation—Change in Control" in this Annex III to this consent revocation statement.

        The Company determines the fair market value of the shares granted based on the closing price of the Company's Common Shares on the date of grant. The Compensation Committee has imposed, and may impose, vesting and other conditions on the granted Common Shares because it believes that time

Annex III-22

based vesting encourages the recipients of the share awards to remain employed by RMR and to continue to provide services to the Company. The Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal, consecutive annual installments commencing on the first anniversary of the date of grant. The Compensation Committee utilizes a four year time based vesting schedule to provide an incentive to provide services for a long term and in consideration of the tax treatment of the share grants to the Company and to the recipients. In the event a recipient granted a share award ceases to perform duties for the Company or ceases to be an officer or an employee of RMR or any company that RMR manages during the vesting period, the Company may cause the forfeiture of, or the Company may repurchase for nominal consideration, the Common Shares that have not yet vested. As with other issued Common Shares, vested and unvested shares awarded under the share award plan are entitled to receive distributions that the Company makes on the Common Shares.

        Because the consideration of share awards by the Compensation Committee and the Board is determined on a regular schedule (i.e., in September for the Company's officers and employees of RMR and at the first meeting of the Board after the annual meeting of shareholders for the Trustees), the proximity of any grants to earnings announcements or other market events, if any, is coincidental.

        The Compensation Committee believes that the Company's compensation philosophy and programs are designed to foster a business culture that aligns the interests of the Company's named executive officers with those of the Company's shareholders. The Compensation Committee believes that the equity compensation of the Company's named executive officers is appropriate to the goal of providing shareholders dependable, long term returns.

Say on Pay Results

        The Company's current policy, as adopted by the Board on August 12, 2011, is to provide shareholders with an opportunity to approve the compensation of named executive officers every year at the annual meeting of shareholders. In evaluating the Company's compensation process for 2013, the Compensation Committee generally considered the results of the advisory vote of the Company's shareholders on the compensation of the executive officers named in the Company's proxy statement for its 2013 annual meeting of shareholders. The Compensation Committee noted that approximately 75% of votes cast approved of the compensation of the named executive officers as described in the Company's 2013 proxy statement. The Compensation Committee considered these voting results as supportive of the Committee's general executive compensation practices, which have been consistently applied since the prior vote of the Company's shareholders on the Company's executive compensation.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Consent Revocation Statement and the Company's proxy statement for the Company's 2014 annual meeting of shareholders, and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Frederick N. Zeytoonjian, Chair
William A. Lamkin
Joseph L. Morea

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised entirely of the three Independent Trustees listed above. No member of the Compensation Committee is a current, or during 2013 was a former, officer or employee of the Company. Except as described below under "Related Person Transactions—

Annex III-23

Indemnification and Directors' and Officers' Liability Insurance", during 2013, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In 2013, none of the Company's executive officers served (i) on the compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company, or (ii) on the board of directors or board of trustees of any entity that had one or more of its executive officers serving on the Compensation Committee of the Company. Members of the Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies to which RMR provides management services.

EXECUTIVE COMPENSATION

        The following tables, narratives and footnotes discuss the compensation of the President, the Treasurer and Chief Financial Officer and the Chief Operating Officer and Senior Vice President during 2013, who are the Company's named executive officers. None of the Company's named executive officers are employed by the Company. The Company's manager, RMR, provides services that otherwise would be provided by employees and compensates the named executive officers directly and in RMR's sole discretion in connection with their services rendered to RMR and to the Company. The Company does not pay the Company's executive officers salaries or bonuses or provide other compensation or employee benefits except for the grants of shares under the share award plan.

2013 Summary Compensation Table

Name and Principal Position	Year	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Adam D. Portnoy(3)	2013	$218,160	$11,250	$229,410
President	2012	$153,880	$11,625	$165,505
	2011	$202,840	$3,000	$205,840
John C. Popeo	2013	$177,900	$13,050	$190,950
Treasurer and Chief Financial Officer	2012	$116,400	$18,313	$134,713
	2011	$149,700	$14,725	$164,425
David M. Lepore	2013	$106,740	$9,638	$116,378
Chief Operating Officer and Senior Vice President	2012	$58,200	$17,563	$75,763
	2011	$149,700	$14,725	$164,425

(1)
Represents the grant date fair value of shares granted in 2013, 2012 and 2011, as applicable, compiled in accordance with ASC 718. No assumptions are used in this calculation.

(2)
Consists of cash distributions in the applicable year on unvested shares, received in connection with cash distributions the Company paid to all its shareholders.

(3)
Mr. Adam Portnoy was appointed the Company's President on January 10, 2011. Mr. Portnoy's compensation for 2013, 2012 and 2011 attributable to his services as a Managing Trustee, which consisted of a share award with a value of $40,260, $37,480 and $53,140, respectively, is included above, and his 2013 compensation for his services as a Managing Trustee is also included in the 2013 Trustee Compensation table in "Trustee Compensation" above.

Annex III-24

2013 Grants of Plan Based Awards

        Share awards granted by the Company to the named executive officers in 2013 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient granted a share award ceases to perform duties for the Company or ceases to be an officer or an employee of RMR or any company that RMR manages during the vesting period, at the Company's option, the recipient shall forfeit or the Company may repurchase the Common Shares that have not yet vested for nominal consideration. Holders of vested and unvested shares awarded under the share award plan are eligible to receive distributions that the Company makes on its shares on the same terms as other holders of the Common Shares.

        The following table shows shares granted in 2013, including vested and unvested grants.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Adam D. Portnoy(2)	9/13/2013	7,500	$177,900
John C. Popeo	9/13/2013	7,500	$177,900
David M. Lepore	9/13/2013	4,500	$106,740

(1)
Equals the number of shares multiplied by the closing price of the Company's Common Shares on the date of grant, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

(2)
The value of shares granted to Mr. Adam Portnoy as compensation for his services as Managing Trustee in 2013 is set forth in the 2013 Trustee Compensation table in "Trustee Compensation" above.

2013 Outstanding Equity Awards at Fiscal Year End

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Adam D. Portnoy(3)	2013	6,000	$139,860
	2012	4,500	$104,895
	2011	3,000	$69,930
John C. Popeo	2013	6,000	$139,860
	2012	4,500	$104,895
	2011	3,000	$69,930
	2010	750	$17,483
David M. Lepore	2013	3,600	$83,916
	2012	2,250	$52,447
	2011	3,000	$69,930
	2010	750	$17,483

(1)
The shares granted in 2013 were granted on September 13, 2013; the shares granted in 2012 were granted on September 14, 2012; the shares granted in 2011 were granted on September 16, 2011; and the shares granted in 2010 were granted on September 17, 2010.

(2)
Equals the number of shares multiplied by the closing price of the Company's Common Shares on December 31, 2013.

Annex III-25

(3)
Represents shares granted to Mr. Adam Portnoy for his services as President. Shares granted to Mr. Adam Portnoy as compensation for his services as Managing Trustee vested at the time of grant, and the value of such shares is set forth in the 2013 Trustee Compensation table in "Trustee Compensation" above.

2013 Stock Vested

        The following table shows share grants that vested in 2013, including shares granted in prior years.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Adam D. Portnoy(2)	4,500	$106,800
John C. Popeo	5,900	$139,906
David M. Lepore	4,550	$107,869

(1)
Equals the number of shares multiplied by the closing price of the Company's Common Shares on the 2013 dates of vesting of grants made in 2013 and prior years.

(2)
Represents shares granted to Mr. Adam Portnoy for his services as President. Shares granted to Mr. Adam Portnoy as compensation for his services as Managing Trustee vested at the time of grant, and the value of such shares is set forth in the 2013 Trustee Compensation table in "Trustee Compensation" above.

Change in Control

        From time to time, the Company has entered into arrangements with former employees of RMR in connection with the termination of their employment with RMR, providing for the acceleration of vesting of restricted shares previously granted to them under the Company's share award plan. Although the Company has no formal policy, plan or arrangement for payments to employees of RMR in connection with their termination of employment with RMR, the Company may in the future provide on a discretionary basis for similar payments depending on various factors the Company then considers relevant and if the Company believes it is in its best interests to do so.

        On September 13, 2013, the Compensation Committee approved grants of 7,500 restricted Common Shares to Mr. Adam Portnoy; 7,500 restricted Common Shares to Mr. Popeo; and 4,500 restricted Common Shares to Mr. Lepore. These grants were valued at $23.72 per Common Share, the closing price of the Company's Common Shares on the New York Stock Exchange on the date of grant and were made under the CommonWealth REIT 2012 Equity Compensation Plan pursuant to a form of restricted share agreement approved by the Compensation Committee which provides for vesting of the restricted Common Shares in five equal installments beginning on the date of grant and acceleration of vesting of all restricted share grants (including those previously awarded) upon the occurrence of certain change of control or termination events with respect to the Company's business and property management agreements with RMR (a "Termination Event").

Potential Payments Upon a Termination Event as of December 31, 2013

Name	Number of Shares Vested Upon Termination Event (#)	Valued Realized on Termination Event as of December 31, 2013 ($)
Adam D. Portnoy	13,500	$314,685
John C. Popeo	14,250	$332,168
David M. Lepore	9,600	$223,776

Annex III-26

RELATED PERSON TRANSACTIONS

        A "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the amount involved exceeds $120,000 and (iii) any related person had, has or will have a direct or indirect material interest.

        A "related person" means any person who is, or at any time during the applicable period was:

  •
  a Trustee, or a nominee for Trustee or an executive officer of the Company;

  •
  known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares;

  •
  an immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Trustee, nominee for Trustee, executive officer or more than 5% beneficial owner of Common Shares, and any person (other than a tenant or employee) sharing the household of such Trustee, nominee for Trustee, executive officer or more than 5% beneficial owner of Common Shares; and

  •
  a firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        The Company has adopted written Governance Guidelines that address the consideration and approval of any related person transactions. Under these Governance Guidelines, the Company may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to the Board and the Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction must be reviewed and approved or ratified by both (i) the affirmative vote of a majority of the Board and (ii) the affirmative vote of a majority of the Independent Trustees. In determining whether to approve or ratify a transaction, the Board, or disinterested Trustees or Independent Trustees, as the case may be, also act in accordance with any applicable provisions of the Company's Declaration of Trust, consider all of the relevant facts and circumstances and approve only those transactions that are fair and reasonable to the Company and the Company's shareholders. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with the Company's policies and Declaration of Trust, each as described above. In the case of transactions with the Company by RMR employees (other than the Company's Trustees and executive officers) subject to the Company's Code of Business Conduct and Ethics, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested. Copies of the Company's Governance Guidelines and Code of Business Conduct and Ethics are available on the Company's website, www.cwhreit.com.

Certain Related Person Transactions

Reit Management & Research LLC ("RMR")

        The Company has no employees. Personnel and various services the Company requires to operate its business are provided to the Company by RMR (including the employees of RMR identified in Annex I as participants in the solicitation of consent revocations). The Company has two agreements with RMR to provide management and administrative services to the Company: (1) a business

Annex III-27

management agreement, which relates to the Company's business generally, and (2) a property management agreement, which relates to the Company's property level operations.

        One of the Company's Managing Trustees, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. The Company's other Managing Trustee, Mr. Adam Portnoy, who is also the Company's President, is the son of Mr. Barry Portnoy, and an owner, President, Chief Executive Officer and a director of RMR. Each of the Company's other executive officers is also an officer of RMR. GOV's and SIR's executive officers are officers of RMR. Two of the Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services. Mr. Barry Portnoy serves as a managing director or managing trustee of those companies and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies. In addition, officers of RMR serve as officers of those companies.

        The Board has given the Compensation Committee, which is comprised exclusively of Independent Trustees, authority to act on the Company's behalf with respect to the Company's management agreements with RMR. The charter of the Compensation Committee requires the committee to annually review the terms of these agreements, evaluate RMR's performance under the agreements and determine whether to renew, amend or terminate the management agreements.

        In 2013, the Compensation Committee retained FTI Consulting, Inc., a nationally recognized compensation consultant experienced in REIT compensation programs, to assist the Committee in developing the terms of the incentive fee payable to RMR under the Company's business management agreement with RMR beginning in 2014. In connection with retaining this consultant, the Compensation Committee determined that the consultant did not have any conflicts of interest which would prevent the consultant from advising the Committee.

        On December 19, 2013, the Company and RMR entered into an amended and restated business management agreement, effective with respect to services performed on and after January 1, 2014. Under the terms of this amended and restated business management agreement:

  •
  The amount of the base management fee to be paid to RMR by the Company for each applicable period will be equal to the lesser of:

  °
  the sum of (a) 0.7% of the average historical cost of the Company's real estate investments during such period up to $250.0 million, plus (b) 1.0% of the average historical cost of the Company's real estate investments located outside the United States, Puerto Rico and Canada during such period, plus (c) 0.5% of the average historical cost of the Company's real estate investments during such period exceeding $250.0 million and the average historical cost of the Company's real estate investments located outside the United States, Puerto Rico and Canada combined; and

  °
  the sum of (a) 0.7% of the average closing price per Common Share on the NYSE, during such period, multiplied by the average number of Common Shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of the Company's preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of the Company's consolidated indebtedness during such period, (together, the "Average Market Capitalization"), up to $250.0 million, plus (b) 1.0% of the average historical cost of the Company's real estate investments located outside the United States, Puerto Rico and Canada during such period, plus (c) 0.5% of the Average Market Capitalization exceeding $250.0 million and the average historical cost of the Company's real estate investments located outside the United States, Puerto Rico and Canada during such period combined.

    The average historical cost of the Company's real estate investments will include the Company's consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real

Annex III-28

    estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves.

  •
  The base management fee will be paid monthly to RMR, ninety percent (90%) in cash and ten percent (10%) in Common Shares, which shall be fully-vested when issued. The number of Common Shares to be issued in payment of the base management fee for each month will be equal to the value of 10% of the total base management fee for that month divided by the average daily closing price of the Common Shares during that month.

  •
  The incentive management fee which may be earned by RMR for an annual period will be an amount, subject to certain limitations and adjustments, equal to 12% of the product of (a) the Company's equity market capitalization and (b) the amount (expressed as a percentage) by which the total returns realized by the holders of the Common Shares (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the SNL Office REIT Index, for the relevant measurement period.

  •
  The incentive management fee is payable in Common Shares, with one-third of the Common Shares issued in payment of an incentive management fee vested on the date of issuance, and the remaining two-thirds vesting thereafter in two equal annual installments.

  •
  RMR and certain eligible transferees of Common Shares issued in payment of the base management fee or incentive management fee are entitled to demand registration rights, exercisable not more frequently than twice per year, and to "piggy-back" registration rights, with certain expenses to be paid by the Company. The Company and applicable selling shareholders also have agreed to indemnify each other (and their officers, trustees, directors and controlling persons) against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), as amended, in connection with any such registration.

        The terms of the amended and restated business management agreement described above were approved by the Company's Compensation Committee, which is comprised solely of Independent Trustees, and the terms of the incentive fee were developed by the Compensation Committee in consultation with FTI Consulting, Inc., an independent compensation consultant.

        For 2013, the Company's business management agreement provided for the base business management fee to be paid to RMR at an annual rate equal to the sum of (a) 0.7% of the historical cost of the Company's real estate investments, as described in the business management agreement, located in the United States, Puerto Rico or Canada, for the first $250.0 million of such investments, and 0.5% thereafter, plus (b) 1.0% of the historical cost of the Company's real estate investments located outside the United States, Puerto Rico and Canada. In addition, for 2013, the Company's business management agreement provided for RMR to be paid an incentive fee equal to 15% of the product of (i) the weighted average of the Common Shares outstanding on a fully diluted basis during a fiscal year and (ii) the excess, if any, of the FFO Per Share, as defined in the business management agreement, for such fiscal year over the FFO Per Share for the preceding fiscal year. The Company's investments in GOV and SIR, which are described below, were not counted for purposes of determining the business management fees payable by the Company to RMR, however the Company reported the business management fees payable to RMR by SIR in its consolidated 2013 results until the Company deconsolidated its investment in SIR on July 2, 2013. The Company and SIR (while SIR was a consolidated subsidiary of the Company) recognized on a consolidated basis business management fees of $             million for 2013. No incentive fee was paid by the Company to RMR for 2013.

Annex III-29

        The Company's property management agreement with RMR provides for management fees equal to 3.0% of gross collected rents and construction supervision fees equal to 5.0% of construction costs. The aggregate property management and construction supervision fees the Company and SIR (while SIR was a consolidated subsidiary of the Company) recognized on a consolidated basis were $             million for 2013.

        MacarthurCook Fund Management Limited ("MacarthurCook") previously provided the Company with business and property management services related to the Company's Australian properties. The Company's contract with MacarthurCook terminated on January 31, 2013, and on that date the Company entered into a business and property management agreement (the "Australia Management Agreement") with RMR Australia Asset Management Pty Limited ("RMR Australia"), for the benefit of CWH Australia Trust (formerly the MacarthurCook Industrial Property Fund), a subsidiary of the Company ("CWHAT"). The terms of the Australia Management Agreement are substantially similar to the terms of the management agreement the Company had with MacarthurCook. RMR Australia is owned by the Company's Managing Trustees and it has been granted an Australian financial services license by the Australian Securities & Investments Commission. The Australia Management Agreement provides for compensation to RMR Australia for business management and real estate investment services at an annual rate equal to 0.5% of the average historical cost of CWHAT's real estate investments, as described in the Australia Management Agreement. The Australia Management Agreement also provides for additional compensation to RMR Australia (i) for property management services at an annual rate equal to 50% of the difference between 3.0% of collected gross rents and the aggregate of all amounts paid or payable by or on behalf of CWHAT to third party property managers, and (ii) for construction supervision services at an annual rate equal to 50% of the difference between 5.0% of constructions costs and any amounts paid to third parties for construction management and/or supervision. Similar to the Company's prior arrangement with respect to fees it paid to MacarthurCook, RMR has agreed to waive half of the fees payable by the Company under its property management agreement with RMR and half of the business management fees otherwise payable by the Company under its business management agreement with RMR related to real estate investments that are subject to the Australia Management Agreement for so long as the Australia Management Agreement is in effect and the Company or any of its subsidiaries are paying the fees under that agreement. The Australia Management Agreement was approved by the Company's Compensation Committee, which is comprised solely of the Company's Independent Trustees. The aggregate business and property management fees the Company recognized pursuant to the Australia Management Agreement during 2013 were $             million, which amount is equal to fees under the business and property management agreements waived by RMR and excluded from the amounts that were payable to RMR during 2013.

        For January 2013, with respect to the Company's investments in Australia, RMR agreed to waive half of the fees payable by the Company under its property management agreement and half of the business management fees related to real estate investments located outside of the United States, Puerto Rico and Canada, so long as the Company's business and property management agreement with MacarthurCook with respect to those investments was in effect and the Company or any of its subsidiaries were paying fees under that agreement. MacarthurCook earned $             million in January 2013 with respect to the Company's Australian properties, which amount is equal to the fees waived by RMR and excluded from the amounts that were payable to RMR during that period.

        RMR also provides internal audit services to the Company in return for the Company's share of the total internal audit costs incurred by RMR for the Company and other publicly owned companies managed by RMR and its affiliates, which amounts are subject to approval by the Compensation Committee. The Company's Audit Committee appoints the Company's Director of Internal Audit. The Company's and SIR's (while SIR was a consolidated subsidiary of the Company) share of RMR's costs of providing this internal audit function was, on a consolidated basis, approximately $             million for

Annex III-30

2013. These allocated costs are in addition to the business and property management fees the Company and SIR paid to RMR.

        The Company is generally responsible for all of its operating expenses, including certain expenses incurred by RMR on its behalf. The Company is generally not responsible for payment of RMR's employment, office or administration expenses incurred to provide management services to the Company, except for the employment and related expenses of RMR employees who provide on-site property management services and the Company's share of the staff employed by RMR who perform the Company's internal audit function. Pursuant to the Company's amended and restated business management agreement, RMR may from time to time negotiate on the Company's behalf with certain third party vendors and suppliers for the procurement of services to the Company. As part of this arrangement, the Company may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

        The current terms of both the Company's amended and restated business management agreement with RMR and the Company's property management agreement with RMR end on December 31, 2014 and automatically renew for successive one year terms unless the Company or RMR give notice of non-renewal before the end of an applicable term. The Company or RMR may terminate either agreement upon 60 days' prior written notice, and RMR may also terminate the property management agreement upon five business days' notice if the Company undergoes a change of control, as defined in the property management agreement.

        Under the Company's amended and restated business management agreement with RMR, the Company acknowledges that RMR may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to those of the Company and that the Company is not entitled to preferential treatment in receiving information, recommendations and other services from RMR. Previously the Company's business management agreement had provided that, with certain exceptions, if the Company determined to offer for sale or other disposition any real property that, at such time, is of a type within the investment focus of another REIT to which RMR provides management services, the Company would first offer that property for purchase or disposition to that REIT and negotiate in good faith for such purchase or disposition. This right of first offer provision was eliminated when the business management agreement was amended and restated on December 19, 2013.

        RMR also leases from the Company office space for eleven of its regional offices. The Company earned approximately $             million in rental income from RMR in 2013 with respect to approximately 32,500 square feet of office space, which the Company believes represents commercially reasonable rent for this office space, not all of which was leased to RMR for the entire period. These leases are terminable by RMR if the Company's management agreements with RMR are terminated.

        Under the Company's share award plan, the Company grants restricted shares to certain employees of RMR, some of whom are the Company's officers. The Company granted a total of 73,450 restricted shares with an aggregate value of $1.7 million to such persons in 2013, based upon the closing price of the Common Shares on the NYSE on the date of grant. One fifth of those restricted shares vested on the grant date and one fifth vests on each of the next four anniversaries of the grant date. These share grants to RMR employees are in addition to the fees the Company pays to RMR. On occasion, the Company has entered into arrangements with former employees of RMR in connection with the termination of their employment with RMR, providing for the acceleration of vesting of restricted shares previously granted to them under the Company's share award plan. Additionally, each of the Company's President, Treasurer and Chief Financial Officer and Senior Vice President and Chief Operating Officer received grants of restricted shares of other companies to which RMR provides

Annex III-31

management services, including Government Properties Income Trust and Select Income REIT, in their capacities as officers of RMR.

Government Properties Income Trust ("GOV")

        GOV was formerly the Company's 100% owned subsidiary. The Company's Managing Trustees are also managing trustees of GOV. RMR provides management services to both the Company and GOV.

        In 2009, GOV completed an initial public offering pursuant to which GOV ceased to be a majority owned subsidiary of the Company. In connection with this offering, the Company and GOV entered into a transaction agreement that governs the Company's separation from and relationship with GOV. Pursuant to this transaction agreement, among other things, the Company and GOV agreed that, so long as the Company owns in excess of 10% of GOV's outstanding common shares, the Company and GOV engage the same manager or the Company and GOV have any common managing trustees: (i) the Company will not acquire ownership of properties that are majority leased to government tenants, unless a majority of GOV's independent trustees who are not also the Company's Trustees have determined GOV not make the acquisition; (ii) GOV will not acquire ownership of office or industrial properties that are not majority leased to government tenants, unless a majority of the Company's Independent Trustees who are not also GOV's trustees have determined the Company not make the acquisition; and (iii) GOV will have a right of first refusal to acquire any property owned by the Company that the Company determines to divest if the property is then majority leased to a government tenant, which right of first refusal will also apply in the event of an indirect sale of any such properties as a result of a change of control of the Company. The provisions described in (i) and (ii) do not prevent GOV from continuing to own and lease its current properties or properties otherwise acquired by GOV that cease to be majority leased to government tenants following the termination of government tenancies; and, similarly, the provisions described in (i) and (ii) also do not prohibit the Company from leasing its current or future properties to government tenants. The Company and GOV also agreed that disputes arising under the transaction agreement may be resolved by binding arbitration.

        On March 15, 2013, the Company sold all of its 9,950,000 common shares of GOV in a public offering for net proceeds (after deducting underwriters' discounts and commissions and expenses) of $239.6 million and the Company realized a gain of $66.3 million. In connection with this public offering, on March 11, 2013, the Company entered into a registration agreement with GOV under which the Company agreed to pay all expenses incurred by GOV relating to the registration and sale of its GOV common shares. The Company incurred $0.3 million of reimbursements payable to GOV pursuant to this agreement. In addition, under the registration agreement, GOV agreed to indemnify the Company and its officers, Trustees and controlling persons, and the Company agreed to indemnify GOV and its officers, trustees and controlling persons, against certain liabilities related to the public offering, including liabilities under the Securities Act, and the Company and GOV agreed to reimburse payments that the other may make in respect of those liabilities.

Select Income REIT ("SIR")

        SIR was formerly the Company's 100% owned subsidiary. The Company is SIR's largest shareholder and, until July 2, 2013, SIR was one of the Company's consolidated subsidiaries. As of the date of this consent revocation statement, the Company owns 22,000,000 common shares of SIR, which represents approximately 44.2% of SIR's outstanding common shares. The Company's two Managing Trustees are also managing trustees of SIR and the Company's Treasurer and Chief Financial Officer also serves as the treasurer and chief financial officer of SIR. In addition, one of the Company's Independent Trustees is an independent trustee of SIR. RMR provides management services to both the Company and SIR.

Annex III-32

        On March 12, 2012, SIR completed an initial public offering (the "SIR IPO"). In connection with the SIR IPO, the Company and SIR entered into a transaction agreement that governs the Company's separation from and relationship with SIR. The transaction agreement provides that, among other things, (i) the current assets and liabilities of the 79 properties that the Company transferred to SIR, as of the time of closing of the SIR IPO, were settled between the Company and SIR so that the Company will retain all pre-closing current assets and liabilities and SIR will assume all post-closing current assets and liabilities and (ii) SIR will indemnify the Company with respect to any liability relating to any property transferred by the Company to SIR, including any liability which relates to periods prior to SIR's formation, other than the pre-closing current assets and current liabilities that the Company retained with respect to the 79 transferred properties.

        On March 25, 2013, the Company entered into a registration agreement with SIR, pursuant to which SIR agreed to, among other things, file a registration statement with respect to an offering of up to all of the 22,000,000 common shares of SIR that the Company owns, and the Company agreed to pay all expenses incurred by SIR relating to the registration and sale of the shares in an offering. SIR's obligation to register the shares for resale in an offering is subject to certain conditions and may be terminated in certain circumstances, in each case, as described in the registration agreement. The Company incurred $0.6 million of reimbursements payable to SIR pursuant to this agreement. SIR agreed to indemnify the Company and its officers, Trustees and controlling persons, and the Company agreed to indemnify SIR and its officers, trustees and controlling persons, against certain liabilities in connection with an offering, including liabilities under the Securities Act; and the Company and SIR agreed to reimburse payments that the other may make in respect of those liabilities. SIR has an effective registration statement on Form S-3, which permits resales of SIR's shares by selling shareholders, pursuant to which, and subject to the terms of the registration agreement, the Company may be able to sell its SIR common shares in a registered offering.

Affiliates Insurance Company ("AIC")

        The Company, RMR, GOV, SIR and four other companies to which RMR provides management services each currently own 12.5% of AIC, an Indiana insurance company. A majority of the Company's Trustees, and most of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. The Company's Governance Guidelines provide that any material transaction between the Company and AIC shall be reviewed, authorized and approved or ratified by the affirmative votes of both a majority of the Board and a majority of the Independent Trustees. The shareholders agreement among the Company, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

        As of the date of this consent revocation statement, the Company has invested approximately $5.2 million in AIC since AIC's formation in 2008. SIR, the Company's former consolidated subsidiary, became a shareholder of AIC during 2012. The Company and SIR (while SIR was a consolidated subsidiary of the Company) recognized income on a consolidated basis of $             million related to the Company's and SIR's investment in AIC for 2013. In June 2013, the Company and the other shareholders of AIC purchased a one-year property insurance policy providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. The Company paid AIC a premium, including taxes and fees, of approximately $6.0 million in connection with that policy, which amount may be adjusted from time to time as the Company acquires or disposes of properties that are included in the policy. The Company periodically considers the possibilities for expanding its insurance relationships with AIC to include other types of insurance and may in the future participate in additional insurance offerings AIC may provide or arrange. The Company may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but the Company is not obligated to do so. By

Annex III-33

participating in this insurance business with RMR and the other companies to which RMR provides management services, the Company expects that it may benefit financially by possibly reducing its insurance expenses or by realizing its pro rata share of any profits of this insurance business.

Indemnification and Directors' and Officers' Liability Insurance

        In July 2013, the Company, RMR, GOV, SIR and three other companies to which RMR provides management services purchased a combined directors' and officers' liability insurance policy for non-indemnifiable claims providing $10.0 million in aggregate primary non-indemnifiable coverage and $5.0 million in aggregate excess coverage. The Company paid a premium of approximately $0.1 million in connection with this policy.

        Pursuant to the Company's Declaration of Trust and separate indemnification agreements, the Company has advanced amounts incurred for legal fees and costs on behalf of certain current and former Trustees and officers of the Company with respect to the legal proceedings described in "Certain Litigation", in this consent revocation statement. Pursuant to indemnification provisions in the Company's business and property management agreements with RMR, the Company has also advanced amounts incurred for legal fees and costs on behalf of RMR for claims brought against RMR in its capacity as the Company's business and property manager with respect to certain legal proceedings described in "Certain Litigation". The Company incurred approximately $             million in such legal fees and costs in 2013, including the Company's costs.

        The foregoing descriptions of the Company's agreements with RMR, GOV, SIR and AIC are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in the Company's annual report to shareholders and the Company's Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2012, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. In addition, copies of certain of the agreements evidencing these relationships are filed with the SEC and may be obtained from the SEC's website, at www.sec.gov.

        The Company believes that its agreements with RMR, GOV, SIR and AIC are on commercially reasonable terms. The Company also believes that its relationships with RMR, GOV, SIR and AIC and their affiliated and related persons and entities benefit the Company and, in fact, provide the Company with competitive advantages in operating and growing its business.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers, Trustees and certain persons who own more than 10% of the Company's outstanding Common Shares are required by Section 16(a) of the Exchange Act and related regulations:

  •
  to file reports of their ownership of such Common Shares with the SEC and the NYSE; and

  •
  to furnish the Company with copies of the reports.

        The Company received written representations from each such person who did not file an annual statement on Form 5 with the SEC that no Form 5 was due. Based on its review of the reports and representations, the Company believes that all Section 16(a) reports were filed timely in 2013.

Annex III-34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of January 14, 2014. The following table sets forth information regarding the beneficial ownership of our Common Shares (excluding any fractional shares that may be beneficially owned by such persons) by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Shares; (2) each of the Trustees and the persons listed in the Compensation Tables in Annex III to this consent revocation statement; and (3) the Trustees and executive officers as a group. Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our Common Shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of Our Common Shares
The Vanguard Group, Inc.(3)	13,050,500	11.02%
Corvex Management LP and Related Fund Management, LLC(4)	11,360,154	9.60%
BlackRock Inc.(5)	7,269,006	6.14%
Perry Corp.(6)	6,500,000	5.49%
Trustees and Executive Officers
Barry M. Portnoy(7)	246,200	*
Adam D. Portnoy(7)	48,099	*
John C. Popeo	41,000	*
David M. Lepore	33,750	*
Frederick N. Zeytoonjian(7)(8)	12,967	*
William A. Lamkin	10,812	*
Joseph L. Morea	4,000	*
Ronald J. Artinian	1,000	*
Ann Logan	0	*
All Trustees and executive officers as a group (seven persons)(7)(8)	389,034	*

*
Less than 1% of our Common Shares.

(1)
Unless otherwise indicated, the address of each identified person or entity is: c/o CommonWealth REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

(2)
The Declaration of Trust and Bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares. The percentages indicated are based upon the number of shares shown divided by the approximately 118,386,918 of our Common Shares outstanding as of January 8, 2014.

(3)
This information is as of November 30, 2013, and is based on a Schedule 13G/A filed with the SEC on December 9, 2013, by The Vanguard Group, Inc. ("Vanguard"). According to the Schedule 13G/A filed by Vanguard, the address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In the Schedule 13G/A filed by Vanguard, Vanguard reports beneficial ownership of 13,050,500 Common Shares and reports having sole voting power over 216,14 Common Shares, shared voting power over 73,350 Common Shares, sole dispositive power over 12,884,808 Common Shares and shared dispositive power over 165,692 Common Shares. Additionally, the Schedule 13G/A filed by Vanguard reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 63,692 Common

Annex III-35

  Shares as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 255,122 Common Shares as a result of its serving as investment manager of Australian investment offerings.

(4)
This information is as of November 19, 2013 and is based solely on a Schedule 13D filed with the SEC on February 26, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on February 27, 2013, by Amendment No. 2 thereto, filed with the SEC on March 4, 2013, by Amendment No. 3 thereto, filed with the SEC on March 5, 2013, by Amendment No. 4 thereto, filed with the SEC on March 11, 2013, by Amendment No. 5 thereto, filed with the SEC on March 13, 2013, by Amendment No. 6 thereto, filed with the SEC on March 15, 2013, by Amendment No. 7 thereto, filed with the SEC on March 28, 2013, by Amendment No. 8 thereto, filed with the SEC on April 12, 2013, by Amendment No. 9 thereto, filed with the SEC on April 18, 2013, by Amendment No. 10 thereto, filed with the SEC on June 20, 2013, by Amendment No. 11 thereto, filed with the SEC on June 24, 2013, by Amendment No. 12 thereto, filed with the SEC on August 8, 2013, by Amendment No. 13 thereto, filed with the SEC on November 19, 2013 by Related/Corvex and by Amendment No. 14 thereto, filed with the SEC on November 25, 2013 by Related/Corvex. Based on the information provided in the Schedule 13D, as amended, the managing member of Related is Related Companies; the general partner of Related Companies is The Related Realty Group, Inc. ("Realty Group"); the owner of Realty Group is Stephen M. Ross ("Mr. Ross"). According to the Schedule 13D as amended, the address of each of Corvex and Mr. Meister is 712 Fifth Avenue, 23rd Floor, New York, New York 10019, and the address of each of Related, Related Real Estate Recovery Fund GP-A, LLC ("Related Recovery GP-A"), Related Real Estate Recovery Fund GP, L.P. ("Related Recovery GP"), Related Real Estate Recovery Fund, L.P. (together with Related, Related Recovery GP-A and Related Recovery GP, the "Related Persons"), Related Companies, Realty Group and Mr. Ross is 60 Columbus Circle, New York, NY 10023. The Schedule 13D, as amended, filed by the Related/Corvex Group reports that Corvex may be deemed to beneficially own 11,360,154 Common Shares, including, as investment manager of certain funds ("Corvex Funds"), 5,675,250 Common Shares held on behalf of the Corvex Funds, by virtue of an agreement with the Related Persons, 5,675,250 Common Shares held on behalf of RRERF Acquisition, LLC ("RRERF") and, by virtue of an agreement with an individual shareholder, David R. Johnson, 9,654 Common Shares held by Mr. Johnson, which amount includes approximately 684 Common Shares issuable upon the conversion of Mr. Johnson's approximately 1,423 shares Series D Preferred Shares (calculated based upon a conversion rate of 0.480775 Common Shares per Series D Preferred Share). Additionally, the Schedule 13D, as amended, filed by Related/Corvex reports that Mr. Meister may be deemed to beneficially own 11,360,154 Common Shares, including, as general partner of Corvex, 5,675,250 Common Shares held on behalf of the Corvex Funds, by virtue of an agreement with the Related Persons, 5,675,250 Common Shares held on behalf of RRERF and, by virtue of an agreement with Mr. Johnson, 9,654 Common Shares held by Mr. Johnson. In addition, according to the Schedule 13D, as amended, filed by Related/Corvex, each of the Related Persons may be deemed to beneficially own 11,360,154 Common Shares, including 5,675,250 Common Shares held on behalf of RRERF, by virtue of an agreement with the Corvex Persons, 5,675,250 Common Shares held on behalf of the Corvex Funds and, by virtue of an agreement with Mr. Johnson, 9,654 Common Shares held by Mr. Johnson.

(5)
This information is as of December 31, 2012, and is based solely on a Schedule 13G/A filed with the SEC on May 1, 2013, by BlackRock, Inc. ("BlackRock"). Based on the information provided in that Schedule 13G/A, the address of BlackRock is 40 East 52nd Street, New York, New York 10022, and BlackRock, which reports beneficial ownership of and sole power to vote and dispose of 7,269,006 Common Shares, is the parent holding company for certain subsidiaries that have acquired our Common Shares and that are listed in that Schedule 13G/A.

Annex III-36

(6)
This information is as of April 30, 2013, and is based solely on a Schedule 13D/A filed with the SEC on April 30, 2013, by Perry Corp. and Richard C. Perry ("Mr. Perry"). Based on the information provided in that Schedule 13D/A, the address of Perry Corp. and Mr. Perry is 767 Fifth Avenue, 19th Floor, New York, NY 10153. The Schedule 13D/A filed by Perry Corp. reports that Perry Corp. may be deemed to be the indirect beneficial owner of 6,500,000 Common Shares. Additionally, Mr. Perry, as President, sole director and sole shareholder of Perry Corp., may be considered to indirectly beneficially own 6,500,000 Common Shares.

(7)
SNH beneficially owns 250,000 of our Common Shares. RMR is the manager of SNH, and Messrs. Barry Portnoy and Adam Portnoy own all of the outstanding shares of Reit Management & Research Trust ("RMR Trust"), the sole member of RMR. RMR and Messrs. Barry Portnoy and Adam Portnoy, in their respective positions as the Chairman and a director of RMR and the Chairman, majority beneficial owner and a trustee of RMR Trust and as the President and Chief Executive Officer and a director of RMR, and the President and Chief Executive Officer, a beneficial owner and a trustee of RMR Trust, may be deemed to have beneficial ownership of the Common Shares owned by SNH; however, each disclaims beneficial ownership of these Common Shares. Under applicable regulatory definitions, Mr. Zeytoonjian, who is an Independent Trustee of SNH, may also be deemed to have beneficial ownership of the Common Shares owned by SNH; however, Mr. Zeytoonjian disclaims beneficial ownership of such Common Shares. None of the 250,000 Common Shares beneficially owned by SNH are included in the Common Shares listed as beneficially owned by Messrs. Barry Portnoy, Adam Portnoy or Zeytoonjian in the above table.

(8)
Includes 3,324 Common Shares owned by Mr. Zeytoonjian's wife. Mr. Zeytoonjian disclaims beneficial ownership of these Common Shares, except to the extent of his pecuniary interest in the Common Shares.

Annex III-37

Preliminary Form of Consent Revocation Card—WHITE Subject to Completion, Dated January 21, 2014

PLEASE DETACH CONSENT REVOCATION CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

☒	Please mark your selection as indicated in this example

THE BOARD OF TRUSTEES URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOX FOR THE PROPOSAL BELOW.

PROPOSAL 1: Proposal made by Related/Corvex to act by written consent to remove, without cause, William A. Lamkin, Joseph L. Morea, Adam D. Portnoy, Barry M. Portnoy, Frederick N. Zeytoonjian, Ronald J. Artinian and Ann Logan as trustees of the Company and any other person or persons elected or appointed to the Board of Trustees of the Company prior to the effective time of this proposal.

INSTRUCTION: IF YOU WISH TO REVOKE YOUR CONSENT TO THE REMOVAL OF ALL PERSONS NAMED IN PROPOSAL 1, MARK THE “YES, REVOKE MY CONSENT” BOX BELOW.

All Trustees And Any Future Trustees	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE YOUR CONSENT TO THE REMOVAL OF CERTAIN PERSONS NAMED IN PROPOSAL 1, BUT NOT REVOKE YOUR CONSENT TO THE REMOVAL OF ALL OF THE PERSONS NAMED IN PROPOSAL 1 OR ANOTHER PERSON OR PERSONS ELECTED OR APPOINTED TO THE BOARD OF THE COMPANY PRIOR TO THE EFFECTIVE TIME OF THIS PROPOSAL, MARK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU WISH TO BE REMOVED OR, IN THE CASE OF ANY OTHER PERSON(S) ELECTED OR APPOINTED TO THE BOARD OF THE COMPANY PRIOR TO THE EFFECTIVE TIME OF THIS PROPOSAL, WRITE THE NAME OF SUCH OTHER PERSON(S) OR WRITE “FUTURE TRUSTEES” IN THE SPACE PROVIDED BELOW.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE SIGNED AND DATED.

Date:

Signature

Signature (if jointly held)

Title or Authority

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

PLEASE MARK, SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED

Preliminary Form of Consent Revocation Card—WHITE Subject to Completion, Dated January 21, 2014

PLEASE REVOKE YOUR CONSENT TODAY!

PLEASE DETACH CONSENT REVOCATION CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

W H I T E C O N S E N T R E V O C A T I O N C A R D

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF

COMMONWEALTH REIT

The undersigned, a holder of shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of CommonWealth REIT (the “Company”), acting with respect to all of the Company’s Common Shares held by the undersigned, hereby acts as follows concerning the proposal of Related Fund Management, LLC and Corvex Management LP (together “Related/Corvex”) set forth on the reverse side.

THE BOARD OF TRUSTEES URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOX FOR THE PROPOSAL SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THIS CONSENT REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS CONSENT REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO THE PROPOSAL MADE BY RELATED/CORVEX SET FORTH HEREIN.

(Continued and to be signed and dated on the reverse side)